UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.   )
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MCG Capital Corporation
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MCG CAPITAL CORPORATION
1001 19th Street North, 10th Floor
Arlington, Virginia 22209
(703) 247-7500
April 30, 2014
To Our Stockholders:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders of MCG Capital Corporation to be held on Wednesday, May 28, 2014 at 10:00 a.m., local time, at Le Méridien Arlington, 1121 19th Street North, Arlington, Virginia 22209.
The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the 2014 Annual Meeting.
It is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the 2014 Annual Meeting, we hope that you will have your stock represented by voting your shares over the Internet or by telephone as provided in the instructions set forth on the enclosed proxy card, or by completing, signing, dating and returning your proxy in the enclosed envelope, as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.
Thank you for your continued support.
Sincerely,
Keith Kennedy
President and Chief Executive Officer

MCG CAPITAL CORPORATION
1001 19th Street North, 10th Floor
Arlington, Virginia 22209
(703) 247-7500
___________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 28, 2014
___________________
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of MCG Capital Corporation, or the Annual Meeting, will be held on Wednesday, May 28, 2014 at 10:00 a.m., local time, at Le Méridien Arlington, 1121 19th Street North, Arlington, Virginia 22209. The purposes of the Annual Meeting are as follows:

1.	To elect one (1) member to our board of directors to serve as a Class I director, for a term of three years, or until his successor is elected and qualified;

2.	To ratify the selection by the Audit Committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To conduct an advisory vote to approve the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Stockholders of record at the close of business on Thursday, April 3, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 1001 19th Street North, 10th Floor, Arlington, Virginia 22209, during ordinary business hours, for a period of ten days prior to the Annual Meeting as well as at the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting.
Your vote is important regardless of the number of shares you own. We hope that all stockholders will be able to attend the Annual Meeting in person. However, to ensure that a quorum is present at the Annual Meeting, please vote your shares over the Internet or by telephone as provided in the instructions set forth on the enclosed proxy card, or complete, date, sign and promptly return the enclosed proxy card whether or not you expect to attend the Annual Meeting. A postage-paid envelope has been enclosed for your convenience. If you attend the Annual Meeting and vote in person, any proxies you previously submitted will be revoked.
All stockholders are cordially invited to attend the Annual Meeting.
By Order of the Board of Directors,
Tod K. Reichert
Corporate Secretary
Arlington, Virginia
April 30, 2014

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885
IMPORTANT
We urge you to vote by using the enclosed proxy card to vote TODAY - by telephone, by Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

MCG CAPITAL CORPORATION
1001 19TH STREET NORTH, 10TH FLOOR
ARLINGTON, VIRGINIA 22209
___________________
PROXY STATEMENT
___________________
for the 2014 Annual Meeting of Stockholders
to be held on Wednesday, May 28, 2014
This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of MCG Capital Corporation, also referred to in this proxy statement as the “Company,” “MCG,” “we” or “us,” for use at our 2014 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Wednesday, May 28, 2014 at 10:00 a.m., local time, at Le Méridien Arlington, 1121 19th Street North, Arlington, Virginia 22209, and at any adjournment or postponement thereof. You may obtain directions to the location of the Annual Meeting by contacting Tod K. Reichert, Corporate Secretary, MCG Capital Corporation, 1001 19th Street North, 10th Floor, Arlington, Virginia 22209; telephone: (703) 247-7552.
All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted for the election of the director nominee of our board of directors, for the ratification of our independent public accounting firm and for the approval of the compensation of our named executive officers. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our corporate secretary, by submission of a new, later-dated proxy or by appearing at the Annual Meeting and voting in person, See “ - Changing Your Vote; Revocation of Proxy” below.
Our 2013 Annual Report to Stockholders for the fiscal year ended December 31, 2013 is being mailed to stockholders with the mailing of these proxy materials on or about April 30, 2014.
Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on May 28, 2014:
This proxy statement and the 2013 Annual Report to Stockholders are available for viewing, printing and downloading at http://investor.mcgcapital.com/2014AnnualMeeting.cfm.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to MCG Capital Corporation, 1001 19th Street North, 10th Floor, Arlington, Virginia 22209, Attention: Tod K. Reichert, Corporate Secretary, telephone: (703) 247-7552.
Voting Securities
Stockholders of record at the close of business on Thursday, April 3, 2014 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, 67,745,235 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder thereof to one vote with respect to all matters submitted to stockholders at the Annual Meeting. We have no other securities entitled to vote at the Annual Meeting.
Quorum and Vote Required
The presence in person or representation by proxy of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. Abstentions are included in the shares present at the Annual Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus, have no effect on the outcome.
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Broker non-votes (when shares are represented at the Annual Meeting by a proxy specifically conferring only limited authority to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange) are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus, have no effect on the outcome.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Ernst & Young LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote to approve the compensation of our named executive officers without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. We urge you to provide instructions to your broker or nominee so that your votes may be considered on these important matters.
The votes will be counted, tabulated and certified by a representative of Broadridge Financial Solutions, Inc., who will serve as the inspector of elections at the Annual Meeting.
The table below sets forth the quorum requirements and votes required for each of the proposals to be presented at Annual Meeting:

Proposal	Description	Quorum Requirement	Vote Required	Broker Discretionary Voting Allowed
No. 1	Election of one Class I director.	The presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting.
Directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee, provided a quorum is present in person or by proxy.
No
No. 2	Ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.	The presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting.
The affirmative vote of the holders of a majority in voting power of the outstanding shares of common stock represented at the Annual Meeting and voting on this proposal, provided a quorum is present in person or by proxy.
Yes
No. 3	The approval, on an advisory basis, of the compensation of our named executive officers.	The presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting.
The affirmative vote of the holders of a majority in voting power of the outstanding shares of common stock represented at the Annual Meeting and voting on this proposal, provided a quorum is present in person or by proxy. Because your vote is advisory, it will not be binding on our board of directors. However, our board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.
No

Election of Class I Director. Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee. In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The nominating and corporate governance committee would then be required to make a recommendation to our board of directors as to whether the board should accept the resignation, and the board would be required to decide whether to accept the resignation and to disclose its decision-making process. In contested elections, the required vote would be a plurality of votes cast.
Ratification of Our Independent Registered Public Accounting Firm. The affirmative vote of a majority in voting power of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve this proposal. An abstention from voting on this proposal will have no effect on the outcome of this proposal.
The Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers. The affirmative vote of a majority in voting power of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve this proposal. Because your vote is advisory, it will not be binding on our board of directors. However, our board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

Voting Your Shares
If you are the record holder of your shares, you may vote in one of four ways. You may vote by submitting your proxy by telephone, over the Internet, by mail or you may vote in person at the Annual Meeting.
You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions set forth on the enclosed proxy card.
You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions set forth on the enclosed proxy card.
You may vote by mail. You may vote by completing, dating and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-paid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the director nominee of our board of directors, FOR the ratification of our independent public accounting firm and FOR the approval, on an advisory basis, of the compensation of our named executive officers.
You may vote in person. If you attend the Annual Meeting and are a registered stockholder, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the Annual Meeting. If you hold your shares through a bank or broker, you must obtain a legal proxy from your bank or broker in order to vote at the Annual Meeting.
Changing Your Vote; Revocation of Proxy
Voting by telephone, over the Internet or execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. A proxy may be revoked before it is used to cast a vote. To revoke a proxy, a stockholder must:

•	file with our corporate secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	duly execute a later dated proxy relating to the same shares and deliver it to our corporate secretary before the taking of the vote; or

•	attend the Annual Meeting and vote in person.
Attendance at the Annual Meeting, if a stockholder does not vote at the Annual Meeting, will not be sufficient to revoke a proxy.
Any written notice of revocation or subsequent proxy should be sent to us at the following address: MCG Capital Corporation, 1001 19th Street North, 10th Floor, Arlington, Virginia 22209, Attention: Tod K. Reichert, Corporate Secretary. The shares represented by all properly executed proxies received in time for the Annual Meeting will be voted as specified in those proxies.
If the shares you own are held in your name and you do not specify on the proxy card how your shares are to be voted, they will be voted in favor of (i) the election of the director named in this proxy statement and recommended by our board of directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, (iii) the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement and (iv) in the discretion of the persons appointed as proxies, on any other items that may properly come before the Annual Meeting.
If the shares you own are held in “street name,” the bank or brokerage firm, as the record holder of your shares, is required to vote your shares in accordance with your instructions. To vote your shares held in “street name,” you will need to follow the directions provided to you by your bank or brokerage firm.
Information Regarding This Solicitation
The accompanying proxy is solicited by and on behalf of our board of directors, and we will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing, printing and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission.
We have also retained MacKenzie Partners, Inc., or MacKenzie Partners, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. We will pay MacKenzie Partners a fee of $15,000, plus reasonable expenses, for these services.

If you have any questions, or need assistance in voting your shares, please contact:

105 Madison Avenue
New York, NY 10016

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

PROPOSAL ONE
ELECTION OF DIRECTORS
Board Recommendation
Our board of directors recommends a vote “FOR” the election of Mr. Kennedy as a Class I director.
We have three classes of directors, currently consisting of one Class I director, two Class II directors and two Class III directors. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Keith Kennedy, who was appointed to fill the vacancy resulting from the resignation of B. Hagen Saville on April 21, 2014, is currently serving as the Class I director and his term expires in 2014. Kenneth J. O’Keefe and Gavin Saitowitz are currently serving as Class II directors, whose terms expire in 2015. Richard W. Neu and Kim D. Kelly are currently serving as Class III directors, whose terms expire in 2016. Mr. Neu, formerly a Class I director, was reclassified as a Class III director in November 2011, following the separation of Steven F. Tunney, Sr. from the Company, in order to keep the number of directors in each of the three director classes as nearly equal as possible. The Class I director elected this year will serve as a member of our board of directors until the 2017 annual meeting of stockholders, or until his successor is elected and qualified.
The persons named in the enclosed proxy card will vote to elect Mr. Kennedy as a Class I director unless you cast a vote “against” the nominee by marking the proxy card (whether executed by you or through the Internet or telephonic voting). Mr. Kennedy currently serves on our board of directors, has indicated his willingness to continue to serve if elected and has consented to be named as a nominee. However, if the director nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that the nominee will be unable to serve if elected.
Summary of Nominee and Incumbent Directors
Director Nominee

Name	Age	Director Since	Primary Occupation	Committee Memberships(1)	Other Public Company Boards
Keith Kennedy	44	2014	President and Chief Executive Officer of the Company	V	0
Incumbent Directors

Name	Age	Director Since	Primary Occupation	Committee Memberships(1)	Other Public Company Boards
Kim D. Kelly*	57	2004	Consultant in Media and Restructuring Fields	A (chair), C, N, V	0
Kenneth J. O’Keefe*	59	2001	Managing Director and the Chief Operating Officer of Vestar Capital Partners	A, C (chair), N	0
Gavin Saitowitz*	41	2009	Managing Member of Springbok Capital Management, LLC	A, C, N (chair), V	0
Richard W. Neu	58	2007	Chairman of the Board, Board and Committee Member of Huntington Bancshares Incorporated	V	1
*  Independent Director

(1)	A = Audit Committee, C = Compensation Committee
N = Nominating and Corporate Governance Committee, V = Investment and Valuation Committee
Director Qualifications
In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria attached to its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.
We believe that our directors and nominee have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our board as a whole and that we have sufficient independent directors to comply with applicable law and regulations. We believe that our directors have a broad range of personal and professional characteristics, including: leadership; management ability; financial experience; the ability to act with integrity and sound judgment; the capacity to demonstrate innovative thinking, consider strategic proposals, assist with the development of our strategic plan and oversee its implementation; the ability to oversee our risk management efforts and executive compensation programs; and the commitment to preparation for, and attendance at, board and committee meetings.

Our board of directors does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for board membership. We believe diversity is important because a variety of viewpoints contribute to an effective decision-making process.
Set forth below for each of our directors, including the Class I director nominee, is information as of April 15, 2014 with respect to each director’s (a) name and age, (b) positions and offices with us, (c) principal occupation and business experience during at least the past five years, (d) directorships, if any, of other publicly held companies held during the past five years and (e) the year such person became a member of our board of directors.
Following each director’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led our nominating and corporate governance committee and board of directors to determine that each individual should serve as a director.

Our Director Nominee
Interested Director
Mr. Kennedy is an interested person, as defined in the 1940 Act, due to his position as an officer of MCG.
Class I director, nominee to be elected at the 2014 Annual Meeting of Stockholders (if elected, term to expire in 2017)
Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Keith Kennedy(4)	44	2014
Mr. Kennedy joined MCG in February 2012 as an Executive Vice President and Managing Director, served as our Chief Financial Officer and Treasurer beginning in May 2012, and became our President in March 2014 and our Chief Executive Officer in April 2014. From May 2011 to February 2012, Mr. Kennedy served as an Executive-in-Residence at Arlington Capital Partners. From October 2009 until he joined Arlington Capital, Mr. Kennedy pursued principal investing and, during this period, worked exclusively with Jay I. Kislak and J.I. Kislak, Inc. (March to September 2010) to pursue the acquisition of various private companies. From October 2002 to September 2009, Mr. Kennedy worked at GE Capital where he was a Managing Director and invested in over 40 healthcare transactions. Prior to GE, Mr. Kennedy served as a Manager, Transaction Services, at Ernst & Young LLP. Early in his career, Mr. Kennedy served as an Officer in the U.S. Air Force. Mr. Kennedy received his M.B.A. from The College of William & Mary and Bachelor of Science with High Distinction from Indiana University. Mr. Kennedy is a Chartered Financial Analyst and Certified Public Accountant.
Through his years of work in public accounting and in sourcing, leading and managing investments, Mr. Kennedy has developed expertise and skills that are relevant to understanding the risks and opportunities that MCG faces. Mr. Kennedy’s prior service to our Company as our Chief Financial Officer and President provides him with intimate knowledge of our Company and our investments, which is critical to implementing our strategic goals and evaluating our operational performance. His background in corporate finance, strategic planning and financial analysis, together with his prior investment and management experience, strengthens the Board’s collective qualifications and experience.

Our Current Directors
Independent Directors
Ms. Kelly and Mr. O’Keefe are considered independent for purposes of the 1940 Act.
Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Kim D. Kelly(1)(2)(3)(4)	57	2004
Since June 2005, Ms. Kelly has served as a consultant, primarily to private equity firms, in the media and restructuring fields. Most recently, beginning in August 2011, Ms. Kelly has served as Chief Restructuring Officer for Allegiance Communications LLC and, from December 2008 to July 2010, Ms. Kelly served as Chief Restructuring Officer for Equity Media Holdings Corporation, a former NASDAQ issuer. Previously, Ms. Kelly held executive positions with a number of large media companies. From May 2004 until April 2005, Ms. Kelly served as the President and Chief Executive Officer, and from April 2004 until April 2006 as a director, of Arroyo Video Solutions, Inc., a software company serving video service providers. From 1990 to August 2003, Ms. Kelly was employed by Insight Communications Company, Inc., where she was President from January 2002 to August 2003, Chief Operating Officer from January 1998 to August 2003 and Executive Vice President and Chief Financial Officer from 1990 to January 2002. Ms. Kelly also served as a director at Insight Communications from July 1999 to August 2003. From July 1999 to 2003, she also served as Chief Executive Officer of Insight Midwest, L.P. Ms. Kelly currently serves as a trustee of BNY Mellon Funds Trust. Ms. Kelly is a graduate of George Washington University. Ms. Kelly’s term as a Class III director will expire in 2016.
Ms. Kelly, the chair of our audit committee, has vast experience in the financial and operational restructuring of complex businesses, and her skills gained through service as a chief executive officer, chief financial officer, chief operating officer and chief restructuring officer of various public and private companies is essential to our board of directors. Her experience on the board of directors of other public companies and her insight on financial and operational issues are particularly valuable to our board of directors.

Kenneth J. O’Keefe(1)(2)(3)	59	2001
Mr. O’Keefe served as the Chairman of our board from February 2005 to March 2007. He is currently a Managing Director and the Chief Operating Officer of Vestar Capital Partners, a private equity firm. From July 2003 until June 2006, he was Chief Executive Officer of NewVen Partners, LLC, a private investment firm, which he founded. Prior to July 2003, Mr. O’Keefe held executive positions with several large media companies over an 18-year career, including Pyramid Communications, Inc., where he served as Executive Vice President, Chief Financial Officer and a board member, Evergreen Media Corporation as Executive Vice President of Operations and a board member, Chancellor Media Corporation as Executive Vice President of Operations, AMFM, Inc. as Chief Executive Officer, President and Chief Operating Officer, and Clear Channel Communications, Inc. as President and Chief Operating Officer of its radio division. Mr. O’Keefe is a graduate of Brown University and currently serves as a Trustee Emeriti of the Corporation of Brown University. Mr. O’Keefe’s term as a Class II director will expire in 2015.
Mr. O’Keefe, the chair of our compensation committee, brings to the board his finance and investment experience as well as business development skills acquired through his work managing private equity investments. Mr. O’Keefe’s extensive background as an executive officer and board member of several large media issuers demonstrates his leadership capability and business acumen. This expertise enables Mr. O’Keefe to provide useful insights to management in connection with all of our portfolio companies, and especially with regard to our media and communications investments. With his knowledge of the complex issues facing companies today and his understanding of what makes businesses work effectively and efficiently, Mr. O’Keefe provides a unique perspective to our board. Mr. O’Keefe’s background has enabled him to cultivate an enhanced understanding of operations and strategy with an added layer of risk management experience that is an important aspect of the composition of our board of directors.

Our Current Directors (Continued)
Independent Director
Mr. Saitowitz is considered independent for purposes of the 1940 Act.
Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Gavin Saitowitz(1)(2)(3)(4)	41	2009
Mr. Saitowitz is a Managing Member of Springbok Capital Management, LLC, a New York-based investment management firm, which provides management services to the Prelude Opportunity Fund, LP and related entities. Prior to co-founding Springbok Capital, from 2002 through 2004 Mr. Saitowitz served as an Investment Analyst at Highfields Capital Management LP, a Boston-based investment firm specializing in long-term capital appreciation. From 1998 to 2000, Mr. Saitowitz was an Analyst at Kohlberg Kravis Roberts & Co., a private equity firm. From 1996 to 1998, Mr. Saitowitz was an Analyst in the Investment Banking Division of Goldman, Sachs & Co. From 1994 to 1996, Mr. Saitowitz was a valuation consultant for Arthur Andersen LLP. Mr. Saitowitz received a B.S. from the University of Colorado, Boulder and an M.B.A. from Harvard Business School. Mr. Saitowitz’s term as a Class II director will expire in 2015.
Mr. Saitowitz, the chair of our nominating and corporate governance committee, has substantial experience analyzing and evaluating companies through his work as a valuation consultant, investment banker, private equity investor and hedge fund manager. Through his research knowledge and experience supervising the investment management process, including asset management, improving operations, the rollout of new products and the advancement of technology, Mr. Saitowitz brings valuable financial, operational and strategic expertise to our board. The breadth of his background and experience enables Mr. Saitowitz to provide unique insight into our strategic process and into the management of our investment portfolio.

Interested Director
Mr. Neu is an interested person, as defined in the 1940 Act, due to his former position as an officer of MCG.
Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Richard W. Neu(4)	58	2007
Mr. Neu became the Chairman of our board in April 2009 and served as our Chief Executive Officer from October 2011 until November 2012. Mr. Neu currently serves on the board of directors, as chair of the audit committee and as a member of the community development and trust committees of Huntington Bancshares Incorporated and, until the sale of the company in 2012, was the lead director and a member of the audit committee and governance committee of Dollar Thrifty Automotive Group, Inc., having served as the chairman of the Dollar Thrifty board of directors from 2010 through 2011. Mr. Neu was the Chief Financial Officer and Treasurer of Charter One Financial, Inc. from December 1985 to August 2004, and was a director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG as a Senior Audit Manager. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting. Mr. Neu’s term as a Class III director will expire in 2016.
Mr. Neu’s public company board experience, along with his proven success as an executive officer of a large public company demonstrates his leadership capability and extensive knowledge of complex financial and operational issues that public companies face. Mr. Neu brings years of experience in public accounting with KPMG and as a chief financial officer of two publicly held financial institutions that is critical to our board of directors. Mr. Neu’s knowledge of accounting principles, financial reporting rules and regulations, the evaluation of financial results and the oversight of the financial reporting process of large public companies from the perspective of an independent auditor, a board member and an audit committee member of other public companies and through service as our Chief Executive Officer makes him an ideal Chairman and asset to our board of directors.

______________

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Investment and Valuation Committee.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. Other than Mr. Saitowitz’s appointment to our board of directors as a Class II director, with an initial term that expired at the 2012 Annual Meeting pursuant to the settlement agreement with the Springbok Group described below, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.
On April 24, 2009, we and Springbok Capital Management, LLC, Springbok Capital Onshore, LLC, Gavin Saitowitz, Soundpost Partners, LP, Jaime Lester, Lyrical Partners, L.P., Jeffrey Keswin, Robert S. Everett and Edward Gage, collectively referred to as the Springbok Group, entered into a settlement agreement to settle matters pertaining to the contested election of directors at our 2009 Annual Meeting. Pursuant to the terms of the settlement agreement, the Springbok Group agreed to withdraw its nominees, cease its solicitation efforts in support thereof and vote its shares in support of all of our board of directors’ nominees through the 2010 Annual Meeting and any proposals submitted by us for consideration at the 2009 Annual Meeting. Under the settlement agreement, our board of directors appointed Mr. Saitowitz to our board of directors to serve as a Class II director effective as of April 30, 2009 and nominated Mr. Saitowitz for re-election as a Class II director with a term expiring at the 2012 Annual Meeting.
For information relating to shares of our common stock owned by and restricted stock awarded to each of our directors, see the disclosure set forth under the headings “Executive Compensation - Fiscal 2013 Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

CORPORATE GOVERNANCE
General
We believe that good corporate governance is important to ensure that MCG is managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies.
This section describes key corporate governance practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of business conduct and ethics described below are available in the “Corporate Governance” section of our website at www.mcgcapital.com. Alternatively, you may request a copy of any of these documents by writing to MCG Capital Corporation, 1001 19th Street North, 10th Floor, Arlington, Virginia 22209, attention: Tod K. Reichert, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, telephone: (703) 247-7552.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of MCG and its stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•	the principal responsibility of the directors is to oversee the management of MCG;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet periodically in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.
Board Determination of Independence
Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Marketplace Rules provide that a director of a business development company, or BDC, shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, or the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the past two years had, a material business or professional relationship with us.
Our board of directors has determined that none of Kim D. Kelly, Kenneth J. O’Keefe or Gavin Saitowitz, who currently comprise our audit, compensation and nominating and corporate governance committees (and two of whom serve on our investment and valuation committee), has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NASDAQ Marketplace Rules. Richard W. Neu, who currently serves as Chairman of our board of directors and who served as our chief executive officer from October 2011 until November 2012, is not currently considered to be an independent director. Until his appointment as our chief executive officer in October 2011, Mr. Neu was determined to be an independent director under NASDAQ Marketplace Rules.
In determining the independence of the directors listed above, our board of directors also considered each of the statutory requirements, codes and polices discussed in “Certain Relationships and Related Transactions; Policies and Procedures For Related Person Transactions.”
Board Meetings and Attendance
Our board of directors met eleven times during the fiscal year ended December 31, 2013, or Fiscal 2013, either in person or by teleconference. During Fiscal 2013, each director attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meetings of Stockholders
Our corporate governance guidelines provide that directors are responsible for attending the annual meeting of stockholders. All of our directors attended the 2013 Annual Meeting and are expected to attend the 2014 Annual Meeting.
Board Leadership Structure; Separation of Offices; Independent Lead Director
Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. Our board of directors understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent directors consider the board’s leadership structure on an annual basis. This consideration includes the pros and cons of alternative leadership structures in light of our operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the board.
Currently, the offices of Chairman of the board and chief executive officer are separated. We have no fixed policy with respect to the separation of the offices of the Chairman of the board and chief executive officer; however, the board believes that the separation of the offices of the Chairman of the board and chief executive officer is an integral part of good corporate governance and the succession planning process and that it is in the best interests of the Company to make this determination from time to time.
The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Richard W. Neu has served as Chairman of our board of directors since April 2009 and, due to his service as our chief executive officer from October 2011 until November 2012, is currently considered an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. While we currently do not have a policy mandating an independent lead director, the board believes that at this time, having a non-employee, independent director fulfill the lead director role is the right approach for the Company. Mr. O’Keefe was appointed as the independent lead director in March 2014. The lead director works with the Chairman of the board in the preparation of the agenda for each board meeting and in determining the need for special meetings of the board, chairs any meeting of the independent directors in executive session, facilitates communications between other members of the board and the Chairman of the board and/or the chief executive officer and otherwise consults with the Chairman of the board and/or the chief executive officer on matters relating to corporate governance and board performance.
Board Committees
Our board of directors has established four standing committees — audit, compensation, nominating and corporate governance and investment and valuation. Our audit, compensation and nominating and corporate governance committees each operate under a charter that has been approved by our board of directors. Current copies of the audit, compensation and nominating and corporate governance committee charters are posted in the Corporate Governance section of our website located at www.mcgcapital.com.
Our board of directors has determined that all of the members of each of the board of directors’ standing committees (except the investment and valuation committee) are independent as defined under the rules of the NASDAQ Stock Market, Inc. including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Audit Committee
The audit committee currently consists, and during Fiscal 2013 consisted, of Kim D. Kelly, Kenneth J. O’Keefe and Gavin Saitowitz. Ms. Kelly chaired the audit committee during Fiscal 2013 and continues to do so currently. The audit committee currently acts under a charter that was amended and restated in March 2014. The audit committee held ten meetings in Fiscal 2013. It is anticipated that Ms. Kelly and Messrs. O’Keefe and Saitowitz, will continue to serve on the audit committee in 2014. No member of the audit committee is an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	discussing our risk management policies and overseeing our management compliance and risk committee, as discussed below under the heading “Board of Directors Role in Risk Oversight”;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules (which is included on page 43 of this proxy statement).
Our board of directors has determined that each of Ms. Kelly and Mr. O’Keefe is an “audit committee financial expert” as defined by applicable SEC rules.
Compensation Committee
The compensation committee currently consists, and during Fiscal 2013 consisted, of Kenneth J. O’Keefe, Kim D. Kelly and Gavin Saitowitz. Mr. O’Keefe chaired the compensation committee during Fiscal 2013 and continues to do so currently. The compensation committee currently acts under a charter that was amended and restated in March 2013. The compensation committee held five meetings in Fiscal 2013. It is anticipated that Ms. Kelly and Messrs. O’Keefe and Saitowitz will continue to serve on the compensation committee in 2014. No member of the compensation committee is an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	determining the chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 17 of this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 36 of this proxy statement.
The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists, and during Fiscal 2013 consisted, of Gavin Saitowitz, Kim D. Kelly and Kenneth J. O’Keefe. Mr. Saitowitz chaired the nominating and corporate governance committee during Fiscal 2013 and continues to do so currently. The nominating and corporate governance committee currently acts under a charter that was amended and restated in March 2009. The nominating and corporate governance committee held three meetings in Fiscal 2013. It is anticipated that Ms. Kelly and Messrs. O’Keefe and Saitowitz will continue to serve on the nominating and corporate governance committee in 2014. No member of the nominating and corporate governance committee is an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	reviewing and assessing our code of business conduct and ethics;

•	developing and recommending to the board of directors corporate governance principles; and

•	overseeing an annual evaluation of the board of directors.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process, Including Diversity Considerations.”

Investment and Valuation Committee
Our investment and valuation committee currently consists of Kim D. Kelly, Richard W. Neu, Gavin Saitowitz and Keith Kennedy. During Fiscal 2013, our investment and valuation committee consisted of Kim D. Kelly, Richard W. Neu, Gavin Saitowitz and B. Hagen Saville. Mr. Neu chaired the investment and valuation committee during Fiscal 2013 and continues to do so currently. The investment and valuation committee approves certain significant investments, as determined, from time to time, by our board of directors, and establishes guidelines, and makes recommendations quarterly to our board of directors, regarding the valuation of our loans and investments. The investment and valuation committee held fifteen meetings in Fiscal 2013. It is anticipated that Messrs. Neu and Saitowitz, Ms. Kelly and Mr. Kennedy, if he is elected to the board of directors by our stockholders, will continue to serve on the investment and valuation committee in 2014.
Board of Directors Role in Risk Oversight
Our management team has the primary responsibility for risk management and must develop appropriate processes and procedures to identify, manage and mitigate risks. Our board, through its oversight role, supervises our risk management activities to ensure that the risk management processes designed and implemented by our executives are adapted to and integrated with the board’s corporate strategy, designed to support the achievement of organizational objectives, functioning as directed and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the enterprise.
A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board of directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for us. Through dedicated sessions focusing entirely on corporate strategy, the full board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing the Company and their potential impact.
While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for risk management. In particular:

•
the audit committee has oversight responsibility not only as it relates to our financial reporting and the steps management has taken to monitor and control exposures with respect to such reporting, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the Company. The audit committee performs this role, in part, through its oversight of our compliance and risk committee, which is a committee composed of members of senior management from various functions and disciplines, each of whom supervises day-to-day risk management in his role with us;

•
the compliance and risk committee identifies all potential material risks and implements appropriate mitigation measures. Our risk identification is effected through an enterprise risk assessment process, through which risk is assessed throughout the business. The compliance and risk committee reports directly to the audit committee and the full board of directors, and periodically presents reports as to its enterprise risk management efforts;

•	the audit committee also oversees the delegation of specific risk areas among the various other board committees, consistent with the committees’ charters and responsibilities; and

•
the compensation committee evaluates the risks and rewards associated with the Company’s compensation policy and strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy when setting compensation.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current board leadership structure, as it allows our independent directors, through the three fully independent board committees and otherwise, to exercise oversight of the actions of management in identifying risks and implementing risk management policies and controls.
Executive and Director Compensation Processes
Our chief executive officer’s role in the compensation process begins with the establishment of corporate and business performance objectives against which annual incentive cash bonus awards will be measured. Our chief executive officer, together with our executive team, discusses and formulates for consideration by the compensation committee annual corporate and business goals. The compensation committee reviews and refines the goals, finalizing them at their discretion, and recommends them for approval by our board of directors. The chief executive officer’s role in the compensation process continues with his review of our named executive officers. The chief executive officer presents to the compensation committee a detailed list of the Company’s achievements and comprehensive recommendations related to proposed salary increases, if any, together with annual incentive cash bonus awards for each of our named executive officers. These recommendations are reviewed, and ultimately approved, by our compensation committee and our board of directors.
At the request of the compensation committee, our chief executive officer attends all or portions of meetings of the compensation committee, but does not attend portions of any meeting in which the compensation committee discusses his compensation or performance. In addition, our compensation committee reviews the recommendations from our chief executive officer with respect to executive compensation trends among financial services companies, including the overall blend of salary, bonus and equity compensation within such group and his recommendations pertaining to our executive compensation program.
The compensation committee, in accordance with its written charter, oversees all aspects of our director, officer and other executive compensation policies. As described above, the chief executive officer makes a recommendation to the compensation committee with respect to each named executive officer’s compensation, other than his own. After careful deliberation, and revision if it deems appropriate, the compensation committee makes formal recommendations to our board of directors regarding the compensation of each of these named executive officers. The compensation committee also evaluates the chief executive officer’s performance and determines the chief executive officer’s compensation, utilizing input from our board of directors. With regard to director compensation, our compensation committee periodically reviews and makes recommendations to our board of directors regarding such compensation.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During Fiscal 2013, our compensation committee did not retain an independent compensation consultant.
Director Nomination Process, Including Diversity Considerations
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and other members of the board of directors, as applicable.
In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria attached to its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.
We believe that our directors and nominee have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our board as a whole and that we have sufficient independent directors to comply with applicable law and regulations. We believe that our directors have a broad range of personal and professional characteristics, including: leadership; management ability; financial experience; the ability to act with integrity and sound judgment; the capacity to demonstrate innovative thinking, consider strategic proposals, assist with the development of our strategic plan and oversee its implementation; the ability to oversee our risk management efforts and executive compensation programs; and the commitment to preparation for, and attendance at, board and committee meetings.
Our board of directors does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for board membership. We believe diversity is important because a variety of viewpoints contribute to an effective decision-making process.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee, c/o Tod K. Reichert, Corporate Secretary, MCG Capital Corporation, 1001 19th Street North, 10th Floor, Arlington, Virginia 22209. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth under Article II, Section 11, “Advance Notice Provisions for Election of Directors,” in our amended and restated bylaws and that are described in this proxy statement under the heading “Stockholder Proposals.”

At the Annual Meeting, stockholders will be asked to consider the election of Keith Kennedy, one of our executives, for director.
Communicating with the Independent Directors
Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the board of directors (if an independent director), or the lead director (if one is appointed), or otherwise the chairperson of the nominating and corporate governance committee, with advice and assistance from the general counsel and chief compliance officer and, if requested, outside legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies of summaries of such communications to the other directors as he or she considers appropriate.
Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
Stockholders who wish to send communications on any topic to the board of directors should address such communications to the MCG board of directors, c/o Tod K. Reichert, Corporate Secretary, MCG Capital Corporation, 1001 19th Street North, 10th Floor, Arlington, Virginia 22209.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code of business conduct and ethics on our website, which is located at www.mcgcapital.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select Market listing standards concerning any amendments to, or waivers from, any provision of the code.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during Fiscal 2013 our officers, directors and holders of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements.

Our Executive Officers
The following table sets forth the names, ages and positions of our current executive officers as of April 30, 2014:

Name	Age	Position	Held Position Since
Keith Kennedy	44	President and Chief Executive Officer	April 2014 (President March 2014; Executive Vice President, Managing Director, Chief Financial Officer and Treasurer May 2012; Executive Vice President and Managing Director February 2012)
Beverly Jane Alley(1)	51	Interim Chief Financial Officer and Treasurer	March 2014 (Controller April 2010; Director of Financial Accounting November 2004)
Ehssan Peter Malekian(2)	44	Executive Vice President and Managing Director	March 2012 (Vice President and Managing Director July 2001)
Tod K. Reichert(3)	52	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	March 2012 (General Counsel August 2011; Chief Securities and Governance Counsel May 2011; Senior Vice President, Chief Compliance Officer and Corporate Secretary June 2008)
_________________

(1)
Beverly Jane Alley joined MCG in November 2004 as Director of Financial Accounting, served as Controller beginning in April 2010 and became our Interim Chief Financial Officer and Treasurer in March 2014. Prior to joining us, Ms. Alley served as Manager of Corporate Accounting and Cost Accounting for Measurement Specialties, Inc. from February 2001 until November 2004. Prior to Measurement Specialties, from April 1999 to February 2001, Ms. Alley was the Manager of Accounting for Lucas Control Systems. Ms. Alley received her B.B.A. from the University of Oklahoma and an M.B.A. from Troy State University. Ms. Alley is a Certified Public Accountant.

(2)
Ehssan Peter Malekian has served as Executive Vice President and Head of Asset Management since March 2012, and has served as a Managing Director since July 2001. Prior to joining us, Mr. Malekian served as Senior Vice President in the Investment Banking Department of Ferris, Baker Watts where he provided advice and led mergers and acquisitions, and corporate finance transactions for middle-market companies. Prior to joining Ferris, Baker Watts, Mr. Malekian was employed by Arthur Andersen in its economic and financial consulting practice. Mr. Malekian holds a B.S. in accounting from George Mason University and an MBA with Distinction from Cornell University’s Johnson School of Management. Mr. Malekian is a Certified Public Accountant.

(3)
Tod K. Reichert has been an Executive Vice President since March 2012, has served as our General Counsel since August 2011 and as our Chief Compliance Officer and Corporate Secretary since June 2008. Prior to joining us, from January 2001 to June 2008, Mr. Reichert served as counsel in the Corporate Practice Group at WilmerHale where he practiced general corporate and securities law, with an emphasis on public offerings, venture capital transactions and mergers and acquisitions for clients in various industries and sectors, including biotechnology, pharmaceutical, software, emerging technologies and financial services. Prior to joining WilmerHale, Mr. Reichert was associated with Buchanan Ingersoll from September 1997 to December 2000. Mr. Reichert received his J.D. from the Rutgers University School of Law - Newark and his B.F.A. from the University of North Carolina.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The following compensation discussion and analysis includes our compensation philosophy, a description of our compensation program and the program’s objectives, the elements of compensation used to pay our executives and the compensation-related decisions made with respect to our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, our two other most highly compensated executive officers as of the end of Fiscal 2013 and an executive officer who departed prior to the end of Fiscal 2013 as set forth below:
Current Named Executive Officers:

•	Keith Kennedy, President and Chief Executive Officer (previously Executive Vice President, Managing Director, Chief Financial Officer and Treasurer);

•	Tod K. Reichert, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary; and

•	Ehssan Peter Malekian, Executive Vice President and Managing Director.
Former Named Executive Officers:

•	B. Hagen Saville, former Chief Executive Officer (departed April 21, 2014); and

•	Robert L. Marcotte, former Executive Vice President and Managing Director (departed December 20, 2013).
These employees are referred to in this proxy statement as our “Named Executive Officers” or “NEOs” for Fiscal 2013. We have included detailed compensation information relating to these individuals in the Executive Compensation Tables below. As used in this “Compensation Discussion and Analysis” section, the term “Committee” or “Compensation Committee” means the Compensation Committee of the MCG board of directors.
Although the compensation discussion and analysis contained in this section is framed in terms of “our” (i.e., management’s) approach to compensation and also refers to actions taken by the Compensation Committee, it should be noted that our compensation program is a cooperative effort among management, the Compensation Committee and the full board of directors, and the Compensation Discussion and Analysis is a reflection of that cooperative effort.
Executive Summary
Market and Business Conditions; 2013 Company Performance
We believe that current market conditions in our primary lending markets are consistent with the peak of a credit cycle. The current supply of debt capital exceeds the demand by issuers in our markets, resulting in lower pricing and weaker contractual protections. In our view, many issuers in the lower middle-market can currently obtain financing on pricing and terms comparable to larger companies. We compete with many types of investors for the portfolio companies in which we invest, including public and private funds (including other BDCs and SBICs), commercial and investment banks, commercial financing companies and, to the extent they provide an alternative form of financing, private equity funds or hedge funds. We may be precluded from taking advantage of attractive investment opportunities from time to time as a result of an inability to meet market terms. As a result of these factors, we intend to continue to redeploy our excess liquidity in a cautious and deliberate manner.
Given these market dynamics, as detailed below, during 2013 we remained focused on the following: deploying capital in the form of loans; exiting standalone equity investments and debt investments with significant minority equity ownership positions; limiting equity investments to minority positions as part of a larger overall debt investment; reducing leverage; repurchasing shares of common stock; and simplifying our operations.
Originations and Advances — We made approximately $128.1 million in originations and advances to new and existing portfolio companies.
Equity Monetizations and Realizations — We received $10.7 million in proceeds from the sale of equity investments, principally the sale of securities in each of Miles Media Group, LLC, NDSSI Holdings, LLC and Jenzabar, Inc.
Operating Costs — Our total operating costs, excluding interest expense, were $11.5 million, or 2.2% of total assets of $514.0 million.
Reduced Leverage — We reduced our outstanding borrowings under our MCG Commercial Loan Trust 2006-1 by $72.9 million, reducing our borrowings under our 2006-1 Trust from $98.1 million to $25.2 million as of December 31, 2013. On January 21, 2014, we repaid and terminated our 2006-1 Trust.
Open-Market Purchases of Our Common Stock — We repurchased 1,016,739 shares of our common stock at a weighted average purchase price $4.62.

2013 Compensation Decisions
The following highlights the Committee’s key compensation decisions for 2013, as reported in the Summary Compensation Table, and which are discussed in greater detail elsewhere in this Compensation Discussion and Analysis. Based on the market conditions and the Company results discussed above, the Committee took the following key compensation actions in connection with our 2013 compensation program:

•	implemented a freeze on base salaries for all NEOs;

•	made no new equity awards to any employees;

•	in the spirit of a pay-for-performance structure, allocated 50% of total target compensation as “at-risk” compensation for the Named Executive Officers during 2013; and

•
placed an emphasis on aligning short-term incentive awards with our annual operating financial objectives for each of the NEOs by establishing an annual incentive cash bonus plan, or the 2013 Annual Incentive Cash Bonus Plan, that provided for the potential payment of cash bonuses upon the achievement of five key financial metrics and strategic goals. We believe that these metrics and goals provided for a balanced approach to measuring annual Company performance. After the year ended, the Compensation Committee reviewed our operating results and concluded that the Company’s performance with respect to each of these metrics was below target. As a result, the Compensation Committee did not authorize the payment of any portion of the cash bonuses contingent upon the achievement of financial metrics and strategic goals under 2013 Annual Incentive Cash Bonus Plan.

2013 Compensation Policies and Governance
The changes that were made to our compensation program in connection with our 2013 compensation program build upon the Company’s compensation governance framework and our overall compensation philosophy, which are demonstrated by:

•	the adoption of an annual stockholder advisory vote on executive compensation to be responsive to the stockholder preference for annual advisory votes;

•
our policy that prohibits our directors and employees, from: (i) effecting any short sales of our securities or purchases or sales of puts, calls or other derivative securities, involving our securities; (ii) undertaking hedging or monetization transactions involving our securities that could be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and (iii) purchasing our securities on margin, borrowing against our securities held in a margin account, or pledging our securities as collateral for a loan;

•	the adoption of mandatory stock ownership guidelines for our CEO and members of our board of directors;

•
our policy on recoupment of incentive compensation (clawback policy) that maximizes the ability of the Company to recoup compensation obtained through actions of fraud, dishonesty, recklessness or other intentional misconduct on the part of management that caused or substantially caused the need for a material restatement of our financial results. Based on the Committee’s recommendation, our recoupment policy applies to the Company’s Chief Executive Officer, President, Chief Financial Officer, Executive Vice President and General Counsel and each Managing Director of the Company; and

•	our strong risk management program, which includes the Committee’s ongoing significant oversight and evaluation of the relationship between our compensation programs and risk.
We encourage you to read this Compensation Discussion and Analysis section for a detailed discussion and analysis of our executive compensation program, including information about the Fiscal 2013 compensation of our Named Executive Officers.
Philosophy and Objectives of Our Executive Compensation Program
Our executive compensation philosophy, which is determined by the Committee and approved by our board of directors, is designed to motivate and reward employees for performance that will result in strong financial results and create long-term value for our stockholders. In that regard, MCG’s compensation programs are structured to:

•	focus management behavior and decision-making on goals that are consistent with the overall strategy of the business;

•	avoid incentivizing excessive risk taking;

•	retain our management team and other employees with the skills critical to MCG’s long-term success; and

•	align the interests of management with those of our stockholders.
In the last three years, we held annual advisory votes to approve named executive officer compensation, commonly known as “Say on Pay.” Approximately 96%, 88% and 93% of the votes cast voted in favor of our executive compensation as disclosed in our 2011, 2012 and 2013 proxy statements, respectively. Although these votes represent positive support for the named executive officer compensation, we continue to review our compensation program such that it recognizes the new business environment in which MCG operates and is designed to control costs, be transparent and enable employees to make informed decisions.
In the spirit of a pay-for-performance structure, the Committee believes that as employees achieve greater levels of responsibility in the organization, an increasing percentage of their target total direct compensation should be based upon our future performance. If earned, incentive compensation, which in 2013 consisted of annual incentive cash bonus awards, should make up a significant portion of our Named Executive Officers’ total compensation. The Committee believes that incentive compensation, which comprised 50% of total target compensation for the Named Executive Officers during 2013, was appropriate because:

•	our Named Executive Officers are in positions to affect our corporate performance, and, therefore, should bear high levels of responsibility for such performance;

•	incentive compensation is more variable than base salary and dependent upon our performance;

•	variable compensation helps ensure focus on the goals that are aligned with our overall strategy; and

•
the interests of our Named Executive Officers will be closely aligned with those of our stockholders by making a majority of the NEOs’ target compensation contingent upon results that are beneficial to our stockholders.

The following table shows the allocation of total target compensation for Fiscal 2013 among the individual components of base salary and annual incentive compensation. The percentage set forth in the far right column below is calculated by dividing (i) the at risk compensation amount by (ii) the target total direct compensation, which includes the at risk compensation amount plus Fiscal 2013 base salary.

Name	2013 Base Salary ($)	At Risk Compensation	At Risk Compensation (as a % of Target Total Direct Compensation)
		Target Annual Incentive Cash Bonus(1) ($)
Keith Kennedy Executive Vice President, Managing Director, Chief Financial Officer and Treasurer	375,000	375,000	50%
Tod K. Reichert Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	375,000	375,000	50%
Ehssan Peter Malekian Executive Vice President and Managing Director	375,000	375,000	50%
B. Hagen Saville Former President and Chief Executive Officer	525,000	525,000	50%
Robert L. Marcotte Former Executive Vice President and Managing Director	375,000	375,000	50%

(1)	Each participant in the 2013 Annual Incentive Cash Bonus Plan was assigned a potential target cash bonus amount expressed as a percentage of his 2013 annual base salary, which for 2013, was 100%
Determining Executive Compensation (Roles and Process)
Utilizing the foregoing philosophy, our Compensation Committee determines the parameters of the executive compensation program and administers our executive compensation program. This section discusses, in greater detail, the roles and processes underlying the application of our executive compensation philosophy.
Role of CEO in Compensation Decisions
The CEO’s role in the compensation process begins with the establishment of proposed corporate and business performance objectives against which annual incentive cash bonus awards will be measured. Our CEO, together with our executive team, discusses and formulates for consideration by the Compensation Committee the Company’s annual corporate and business goals. The Compensation Committee reviews and refines the goals, finalizing them at their discretion, and recommends them for approval by our board of directors. The CEO’s role in the compensation process continues with his review of our Named Executive Officers. The CEO presents to the Compensation Committee a detailed list of the Company’s achievements and comprehensive recommendations related to proposed salary increases, if any, together with annual incentive cash bonus awards for each of our Named Executive Officers. These recommendations are reviewed, and ultimately approved, by our Compensation Committee and our board of directors.
At the request of the Compensation Committee, our CEO attends all or portions of meetings of the Compensation Committee, but does not attend portions of any meeting in which the Compensation Committee discusses his compensation or performance. In addition, our Compensation Committee reviews the recommendations from our CEO and compares them to executive compensation trends among financial services companies, including the overall blend of salary, bonus and equity compensation within such group and his recommendations pertaining to our executive compensation program.
Role of the Compensation Committee
Our Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of our compensation program which is intended to strengthen the link between executive pay and performance. The Compensation Committee, in accordance with its written charter, oversees all aspects of our director, officer and other executive compensation policies. Based on the process described in “Role of CEO in Compensation Decisions,” the CEO makes a recommendation to the Compensation Committee with respect to each Named Executive Officer’s compensation, other than his own. After careful deliberation, and revision if it deems appropriate, the Compensation Committee makes formal recommendations to our board of directors regarding the compensation of each of these Named Executive Officers. The Compensation Committee also evaluates the CEO’s performance and determines the CEO’s compensation utilizing input from our board of directors.
Role of Compensation Consultant
The Compensation Committee did not retain an independent compensation consultant during 2013. We expect that from time to time our Compensation Committee will engage one or more consultants to provide advice and resources.
Elements of Compensation and 2013 Compensation Decisions
Our compensation philosophy is reflected in the following elements of the Named Executive Officers’ 2013 compensation program:
Direct Compensation Elements:

•	Fixed: base salary; and

•	Variable: potential short- and long-term incentives as described below.
Indirect Compensation Elements:

•	other benefits, such as health, dental, disability and life insurance; and

•	severance and change of control payments.
Direct Compensation Elements:
Base Salary
Base salaries are established for our Named Executive Officers at levels that are intended to reflect the scope of each Named Executive Officer’s industry experience, knowledge and qualifications, salary levels in effect for comparable positions within peer companies in our industry and internal comparability considerations. We believe that base salaries are a fundamental element of our executive compensation program. Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to ensure that our executive compensation structure remains aligned with our compensation objectives.
When considering an adjustment to a senior executive’s base salary, the Compensation Committee evaluates the senior executive’s level of responsibility and experience, as well as our performance. The Compensation Committee also considers the senior executive’s success in achieving business results, demonstrating leadership and promoting our keys to success. We believe the Company’s keys to success are (i) people contributing at their full potential, (ii) being cost efficient and (iii) employing our resources effectively.
The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the senior executives and typically adjusts base salaries for senior executives when:

•	their current compensation significantly deviates from market data;

•	recognizing outstanding individual performance; or

•	acknowledging an increase in responsibility.
There were no base salary increases for the Named Executive Officers in 2013.
Short-Term Incentives
Annual Incentive Cash Bonus
The 2013 Annual Incentive Cash Bonus Plan provided for the potential payment of cash bonuses, upon the attainment of certain strategic goals, to each of the NEOs, or collectively, the 2013 Bonus Plan Participants.
The Compensation Committee designed the annual incentive cash component of our compensation program to increase stockholder value and our success by:

•	aligning the compensation of the 2013 Bonus Plan Participants to key strategic measures and goals of the Company;

•	providing variable pay opportunities and targeted total cash compensation that is competitive within our labor markets; and

•	increasing the competitiveness of executive pay without increasing fixed costs, and making bonus payments contingent upon organizational and individual success.
Each of the 2013 Bonus Plan Participants was assigned a potential target cash bonus amount equal to 100% of his annual base salary.
The five selected financial metrics and key strategic performance goals, each a “Plan Metric,” under the 2013 Annual Incentive Cash Bonus Plan were weighted between 5% and 35% and milestones within each specified Plan Metric were scaled from 50% to 110%, such that achievement of the 100% level within each of the five Plan Metrics could result in full payment of the specified target bonus for each of the 2013 Bonus Plan Participants. Performance below the minimum threshold for a Plan Metric could result in a zero payment for that Plan Metric, performance at the minimum threshold for a Plan Metric could result in a payment at 50% of target, and performance at or above the maximum threshold for a Plan Metric could result in a payment of no more than 110% of target for such Plan Metric. In all cases, the Committee had broad discretion to make determinations regarding the payment of any bonus under the 2013 Annual Incentive Cash Bonus Plan.
The following Plan Metrics and thresholds were established for Fiscal 2013:

		Performance Range(1)
		Minimum Threshold	Target Minus	Target	Target Plus
Plan Metric	Weighting	50%	75%	100%	110%
Obtain Second SBIC License	10%	—	—	Obtain	—
Equity Monetizations	5%	$13,106,250	$13,980,000	$15,475,000	$17,450,000
Originations	35%	$112,750,000	$127,750,000	$142,750,000	$157,750,000
NOI Per Share (adjusted)	25%	$0.47	$0.51	$0.53	$0.56
EPS Per Share (adjusted)	25%	$0.47	$0.51	$0.53	$0.56

(1)	Performance levels that fell in between the denoted scale levels were linearly interpolated.
Performance targets for all Plan Metrics were established at levels that were considered achievable but represented a significant challenge to the individual executives to perform at a high level. Targets were set such that only exceptional performance would result in payouts above the 100% target amount and poor performance would result in no incentive payment. Scenarios were developed based upon a range of assumptions used to build our annual budget. We did not perform specific analyses on the probability of the achievement of the Plan Metrics given the difficulties associated with predicting the market. Rather, we relied upon our collective experience in establishing these goals, guided by our objective of setting motivationally meaningful goals.
In light of our focus during 2013 on deploying capital in the form of loans, increasing our net operating income and providing for a consistent dividend stream, we chose the 2013 Plan Metrics for the following reasons:

•	Second SBIC License — We believed that securing a second SBIC license would provide us with additional investment capital that, if deployed, could increase our net operating income and EPS.

•
Equity Monetizations — We believed that monetizing certain low-yielding equity assets and then redeploying those funds into higher-yielding, current-pay debt instruments would eliminate valuation risk and time consuming oversight responsibilities and enable us to increase our net operating income and grow our stockholder distributions.

•	Originations — We believed that effective deployment of our origination capacity into new investments would drive portfolio growth to increase earnings and ultimately dividends.

•
NOI Per Share — To provide a meaningful benchmark of our performance related to the long-term growth of dividends, we chose NOI per share because it is a measure of ongoing operating income (before portfolio mark-to-market fair value adjustments) that supports dividends.

•
Earnings Per Share — To ensure that compensation was tied to improved performance, specifically a reduction in unrealized and realized losses, we used Earnings per Share, or EPS, as a metric for the 2013 Bonus Plan Participants. EPS is generally defined as our net income divided by the weighted-average number of shares outstanding during that period.

As set forth below, the final level of achievement within the performance range established for each Plan Metric was expressed as a percentage, or an Individual Plan Metric Indicator, which was then multiplied by the relevant Plan Metric weight (i.e., 5% to 35% for each Plan Metric) to determine that portion of the Overall Company Score assigned to that Plan Metric. The sum total of these weighted scores was the “Overall Company Score.”

Plan Metric	2013 Actual Result	Individual Plan Metric Indicator (%)	Overall Company Score (%)
Obtain Second SBIC License	Not Obtained	0.00	0.00
Equity Monetizations	$6,724,405	0.00	0.00
Originations	$102,430,000	0.00	0.00
NOI Per Share (adjusted)	$0.43	0.00	0.00
EPS Per Share (adjusted)	$0.06	0.00	0.00
TOTAL			0.00
The payouts under the 2013 Annual Incentive Cash Bonus Plan for Fiscal 2013 performance were then calculated using the following formula:

Annual Salary	X	Target Bonus Percentage	X	Overall Company Score	X	Individual Performance Adjustment	=	Bonus Payout
Under the 2013 Annual Incentive Cash Bonus Plan, individual performance adjustments were to be based upon the evaluations of each of our Named Executive Officers and could result in an adjustment downward, but not upward, in the bonus payout. Given the below target Company performance with respect to each of the 2013 Plan Metrics, the Committee did not make determinations regarding the individual performance of the 2013 Bonus Plan Participants.
The table below lists each 2013 Bonus Plan Participant’s base salary and annual incentive target bonus percentage, the Overall Company Score under the 2013 Annual Incentive Cash Bonus Plan, the individual performance adjustment for each Named Executive Officer and their final respective 2013 Annual Incentive Cash Bonuses:

Name	2013 Base Salary ($)	Incentive Target Bonus Percentage (%)	Overall Company Score (%)	Individual Performance Adjustment(1) (%)	2013 Annual Incentive Cash Bonus ($)
Keith Kennedy Executive Vice President, Managing Director, Chief Financial Officer and Treasurer	375,000	100	0.00	—	0
Tod K. Reichert Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	375,000	100	0.00	—	0
Ehssan Peter Malekian Executive Vice President and Managing Director	375,000	100	0.00	—	0
B. Hagen Saville Former President and Chief Executive Officer	525,000	100	0.00	—	0
Robert L. Marcotte Former Executive Vice President and Managing Director	375,000	100	—	—	(2)

(1)	Individual performance adjustments are typically formulated through the annual review process.

(2)	As a result of the departure by Mr. Marcotte on December 20, 2013, he became ineligible for a bonus under the 2013 Annual Incentive Cash Bonus Plan.
Discretionary Bonuses
The Compensation Committee has the authority to award annual bonuses to executive officers on a discretionary basis. The Committee typically awards discretionary bonuses for undertaking additional duties, accomplishing specific projects or achieving specific benefits for us, such as special efforts in connection with a transaction, the disposition on favorable terms of corporate assets and special efforts in connection with corporate initiatives. The Committee may also award discretionary bonuses based on other factors. The Committee did not award any discretionary bonuses for 2013.

Solutions Capital G.P., LLC Incentive Compensation Program
Solutions Capital G.P., LLC, or Solutions GP, is a wholly-owned subsidiary of MCG and 1% owner of Solutions Capital I, L.P., our subsidiary licensed by the SBA to operate as a small business investment company, or SBIC, under the Small Business Investment Act of 1958, as amended. The current Named Executive Officers, all of whom who serve on the board of managers of Solutions GP, participate in the Solutions Capital GP, LLC Incentive Compensation Program, or Incentive Program, which was approved as part of the licensure process of Solutions Capital I, L.P. with the SBA. The purpose of the Incentive Program is to appropriately incentivize and economically motivate such individuals to provide meaningful assistance to Solutions GP in connection with the successful management, operation and oversight of Solutions Capital I, L.P. Each year, the Incentive Program may yield a bonus pool based on “success fees” that are derived from SBIC investment exit transactions. The criterion for success is an internal rate of return on an investment of greater than 7% and any success fee is based on the original size of the investment, as follows: (i) less than $3.0 million = $100,000; (ii) between $3.0 million and $5.0 million = $150,000; and (iii) above $5.0 million = $200,000. If qualifying SBIC investment exit transactions occur in any given year, as mandated under the Solutions GP documentation with the SBA, the pool is then allocated 50% to the individuals who serve on the board of managers of Solutions GP and 50% to other staff who work on SBIC matters. Any allocation or distributions are typically credited against any bonus paid by MCG to applicable employees, meaning the bonuses paid by MCG in any given year, if any, are reduced by the amounts earned by each employee, including the Named Executive Officers under the Incentive Program.
Long-Term Incentives
Equity Awards
Compensation for employees, including executive officers, also includes awards of restricted stock. We believe that the particular characteristics of our business, our dependence on key personnel to conduct our business effectively and the highly competitive environment in which we operate require the use of equity-based compensation for our personnel.
Relative to other forms of equity-based compensation, we believe restricted stock allows us to:

•	align our business plan, stockholder interests and employee concerns;

•	manage dilution associated with equity-based compensation; and

•	match the return expectations of the business more closely with our equity-based compensation plan.
We believe restricted stock motivates performance that is more consistent with the type of return expectations that we have established for our stockholders. Shares of restricted stock that are subject to forfeiture provisions provide meaningful rewards over time to employees.
Annual performance awards have historically been made pursuant to a pre-set range approved by our board of directors and set forth on a matrix that is generally intended to reflect the level of the employee’s position with us as well as an individual’s performance relative to his or her goals and other employees at the same performance and position level. These restricted stock awards have typically been made annually in conjunction with the review of individual performance. Forfeiture restrictions governing performance awards have typically lapsed quarterly over a four-year period.
During 2013, no restricted stock awards were made to the Named Executive Officers.
We provide long-term incentive compensation to our NEOs and other employees through the 2006 Employee Restricted Stock Plan. As a BDC, we must comply with the requirements of the 1940 Act, which imposes certain requirements on the structure of our compensation programs, including limitations on our ability to issue equity-based compensation to our employees and directors. Our stockholders approved the 2006 Employee Restricted Stock Plan at our 2006 Annual Meeting and amendments to such plan at our 2008 Annual Meeting and our 2010 Annual Meeting. In May 2010, our stockholders approved an amendment to the 2006 Employee Restricted Stock Plan, to increase the maximum aggregate number of shares of our common stock available for issuance thereunder from 3,500,000 to 6,050,000 shares. On April 4, 2006, the SEC granted us an order authorizing the issuance of restricted stock to our employees. Awards under the 2006 Employee Restricted Stock Plan will comply with all aspects of the SEC’s order, including the following:

•	no one person may be granted awards totaling more than 25% of the shares available;

•	in any fiscal year, no person may be granted awards in excess of 500,000 shares of our common stock; and

•
the total number of shares that may be outstanding as restricted shares under all of our compensation plans may not exceed 10% of the total number of our shares of common stock authorized and outstanding at any time. At December 31, 2013, there were 1,445,006 shares of our common stock available for issuance under our restricted stock plans; however, only an aggregate of 178,853 shares of restricted stock could be issued under the plans before reaching the 10% threshold set forth in the SEC’s order. The difference in the available shares and the shares that could be issued under the restricted stock plans before reaching the 10% threshold set forth in the SEC’s order is primarily attributable to the shares we repurchased under our stock repurchase program.

The restricted stock awarded under the 2006 Employee Restricted Stock Plan is subject to restrictions on transferability and other restrictions as required by the Compensation Committee from time to time. Except to the extent restricted under the terms of the 2006 Employee Restricted Stock Plan, a participant granted an award will have all the rights of any other stockholder, including the right to vote the restricted stock and the right to receive dividends. During the restriction period prior to the lapse of applicable forfeiture provisions, the restricted stock generally may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant. Except as our board of directors or the Compensation Committee otherwise determines or unless otherwise specified in an employee’s agreement with us, if we terminate a 2006 Employee Restricted Stock Plan participant’s employment during the restriction period, he or she will forfeit any restricted stock for which forfeiture provisions had not yet lapsed as of the date terminated.
Our board of directors may modify, revise or terminate the 2006 Employee Restricted Stock Plan at any time and from time to time, subject to the terms of:

•	the SEC’s order;

•	our certificate of incorporation and bylaws; and

•	applicable law.
Our board of directors will seek stockholder approval of any action modifying a provision of the 2006 Employee Restricted Stock Plan when it determines that such stockholder approval is required under the provisions of applicable law, our certificate of incorporation or bylaws, or the SEC order.
Timing of Restricted Stock Awards
We will not time or select the dates of any stock award in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so.
Indirect Compensation Elements:
We maintain broad-based benefits that are provided or offered to eligible employees, including comprehensive medical, dental and vision insurance, group term life insurance, business travel accident insurance, long term disability insurance, health savings accounts and a 401(k) plan. Our Named Executive Officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Each program is described in more detail below:
Medical Insurance
We offer to all Named Executive Officers, their spouses, domestic partners and children, health, dental and vision insurance coverage that we make available to our other employees. We pay a portion of the premiums for health and dental insurance.
Life, Disability and Other Insurance
We provide each Named Executive Officer group term life insurance, business travel accident insurance and long term disability insurance that we make available to our other employees. We pay a portion of the premiums for this insurance for all employees, except those for long term disability insurance, which are paid in full by our employees.
Defined Contribution Plan
We offer a Section 401(k) Savings/Retirement Plan, or the 401(k) Plan, a tax-qualified retirement plan, to eligible employees. The 401(k) Plan permits eligible employees to defer between 1% and 60% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In any plan year, we will contribute to each participant who is considered a non-highly compensated employee under the Internal Revenue Code, a matching contribution equal to 100% of the first 3% and 50% of the next 2% of the participant’s compensation that he or she has contributed to the plan. Company contributions to participants who are considered highly compensated employees under the Internal Revenue Code equal 100% of the first 1% and 50% of the next 4% of the participant’s compensation that he or she has contributed to the plan. Company contributions to non-highly compensated employees vest immediately and contributions to highly compensated employees vest annually on a straight line basis over the employee’s first five years of employment. All of our Named Executive Officers participated in the 401(k) Plan during Fiscal 2013 and received some matching Company contribution.

Non-Qualified Deferred Compensation Plan
We formerly maintained a non-qualified deferred compensation plan that allowed eligible employees classified as a principal, managing director, senior vice president, executive vice president, president or chief executive officer, to defer payment of up to 50% of their base salary and up to 100% of cash bonus into an interest-bearing account. Interest was compounded quarterly at our cost of funds rate plus 200 basis points. No employer contributions were provided. In November 2011, our board of directors approved the termination of the deferred compensation plan effective as of December 1, 2011. The final balances under the deferred compensation plan were paid out during 2012.
Other
We make available certain other perquisites or fringe benefits to all eligible employees, including the Named Executive Officers, such as parking fees, transit fees and professional society dues.
MCG Recoupment Policy of Incentive Compensation (Clawback Policy)
The Committee supports governance and compliance practices that are transparent and protect the interests of the Company’s stockholders. To strengthen the Company’s practices in these areas, the Company has adopted a policy on the recoupment of incentive compensation in the event of a material restatement of financial results. The recoupment policy requires our board of directors to review any annual cash and equity-based awards, performance-based compensation and other forms of cash or equity compensation made under the 2006 Employee Restricted Stock Plan, as may be amended from time to time, or any other incentive compensation plan of the Company, (excluding time-based awards of restricted stock), made to a Senior Officer after January 1, 2011 and that was provided to any Senior Officer on the basis of the Company having met or exceeded specific performance targets during a performance period that is subject to a material restatement of Company financial results. If:

(1)
the payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the Securities and Exchange Commission;

(2)
the board determines the Senior Officer engaged in the willful commission of an act of fraud, dishonesty, recklessness or other intentional misconduct that caused or substantially caused the need for the material restatement; and

(3)
a lower payment would have been made to the Senior Officer based upon the restated financial results, then our board of directors is required, to the extent practicable, to seek to recover for the benefit of the Company the portion of such compensation that would not have been earned had the incentive compensation been based on the restated financial results.

For purposes of this policy, the term “Senior Officer” means the Company’s Chief Executive Officer, President, Chief Financial Officer, Executive Vice President and General Counsel and each Managing Director of the Company.
Commitment Not to Enter into any Future Gross-Up Agreements, with Limited Exceptions
On March 31, 2010, our board of directors adopted the following policy concerning “gross ups” for excise taxes payable by executives: the Company shall not enter into future agreements with its employees that, in the event of a change of control, obligate the Company to provide for excise tax “gross ups” (i.e., if the executive receives payments in the event of a change in control and such payments become subject to excise tax under Section 4999 of the Internal Revenue Code, then the executive will be entitled to receive a payment in an amount equal to the excise tax imposed upon such payment(s)); however, in unusual circumstances where the board believes that accommodations have to be made to recruit a new executive to the Company, limited reimbursement for taxes payable may be included in executives’ contracts, provided that the excise tax “gross ups” will be limited to payments triggered by both a change in control and a termination of employment and will be subject to a three-year sunset provision.
Minimum Stock Ownership Requirements of Chief Executive Officer and Board of Directors
To further align the interests of the chief executive officer and members of our board of directors with Company stockholders, our board of directors has established minimum stock ownership guidelines under which:

•	the chief executive officer is required to own Company stock equal in value to three times his or her annual salary; and

•	each member of the board of directors is required to own Company stock equal in value to three times his or her annual retainer.
The Committee develops and reviews from time to time the stock ownership guidelines set forth above and recommends any changes for approval by our board of directors. With the exception of our chief executive officer and the members of our board of directors, there are no minimum stock ownership guidelines for our other Named Executive Officers or employees, although our senior management team members are encouraged and expected to have a significant direct interest in the value of our common stock through open market purchases and/or receipt of equity awards. We have given our chief executive officer and our board members a period of five years and three years, respectively, to meet or exceed the established minimum stock ownership guidelines.
Hedging and Pledging Policies; Prohibition on Speculation in MCG Stock
Our insider trading policy prohibits:

•	any short sales of our securities or purchases or sales of puts, calls or other derivative securities involving our securities;

•
hedging or monetization transactions involving our securities that may be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and

•	purchasing our securities on margin, borrowing against our securities held in a margin account, or pledging our securities as collateral for a loan.
Oversight of Employee and Board Equity Ownership
Trading in our securities by our employees and members of the board of directors and their respective immediate family members who reside with the employee or board member, as applicable, and whose transactions are subject to the employee’s or board member’s influence or control, is limited to open window trading periods designated by the chief compliance officer. In addition, all transactions by any employee or members of the board of directors involving Company securities must be pre-cleared by the chief compliance officer.
Internal Equity Considerations
In making compensation decisions, the Committee seeks to promote teamwork and high morale among the Named Executive Officers that comprise our senior management team. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for the senior management team, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive to other members of the senior management team.
Severance and Change of Control Benefits
Pursuant to severance agreements we entered into with Messrs. Kennedy and Reichert, these Named Executive Officers are entitled to certain benefits in the event of the termination of their employment under specified circumstances, including termination without cause and for good reason and following a change of control of MCG. We have no agreement in place with Mr. Malekian; however, under the MCG 2011 Severance Pay Plan, if the employment of Mr. Malekian is terminated by us other than for cause, or if Mr. Malekian terminates his employment with us for good reason, Mr. Malekian would be eligible for continuing separation pay, healthcare continuation benefits and lapsing of forfeiture provisions with respect to shares of restricted stock (based on years of service with MCG). In connection with the departure of Mr. Saville on April 21, 2014, we entered into a letter agreement with Mr. Saville setting forth the terms of his separation from the Company in accordance with his pre-existing agreement with us.
We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s compensation and are consistent with competitive practices. Accordingly, we provide such protections for our Named Executive Officers. We believe that the occurrence, or potential occurrence, of a change of control will create uncertainty regarding the continued employment of our Named Executive Officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the captions “ - Employment, Severance and Change of Control Arrangements” and “ - Potential Termination and Change of Control Payments for Messrs. Kennedy, Reichert, Malekian and Saville,” below.
2011 Severance Pay Plan
On August 1, 2011, our board of directors approved the MCG Capital Corporation 2011 Severance Pay Plan, or the 2011 Severance Plan, which commits the Company to provide MCG employees (who are not otherwise a party to an employment letter or agreement) with certain benefits under defined events of termination of employment. Specifically, the plan provides that in the event the Company terminates an eligible employee’s employment without cause or the employee resigns for good reason, the employee will be eligible for three, six or nine months of continuing separation pay, healthcare continuation benefits and lapsing of forfeiture provisions with respect to shares of restricted stock (based on years of service with MCG).
The 2011 Severance Plan also provides that in the event of an eligible employee’s death, the employee’s beneficiaries would be paid the total amount of the eligible employee’s separation pay in a lump sum on the 60th day following the eligible employee’s death. In the event of an eligible employee’s voluntary resignation other than for good reason, the eligible employee would receive a payment equal to four weeks base salary if the employee provides the Company at least 30 days’ advance notice of his/her separation date. All payments made by the

Company under the 2011 Severance Plan are subject to the eligible employee or the employee’s beneficiary signing a release of claims against the Company.
Tax and Accounting Considerations
It is generally our policy to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of certain executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals. Although we generally are not subject to corporate income taxes, because we have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code, Section 162(m) impacts the calculation of taxable income, 90% of which we are required to distribute through dividends. Generally, however, we do not believe Section 162(m) deductibility has a material impact on stockholder value. The Compensation Committee will try to preserve the deductibility of compensation, to the extent reasonably practicable and to the extent consistent with its other compensation objectives, but in some cases may make performance-based awards not exempt from these limits where such awards are appropriate and will not have a material impact on stockholder value.
We account for equity compensation paid to our employees under the rules of ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.
Non-Employee Director Compensation
Non-employee director compensation is set by our board of directors at the recommendation of the Compensation Committee. In developing its recommendations, the Compensation Committee was guided by the following goals: compensation should fairly pay directors for work required in a company of our size and scope; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Our board of directors determined that during 2013 each non-employee director should receive an annual retainer with no additional amounts paid to the non-employee chairman of the board, committee chairs or members. Our board of directors also approved reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the board of directors and other Company business during 2013.
Historically, upon re-election at our Annual Meetings of Stockholders, each re-elected non-employee director was awarded shares of our restricted common stock. In connection with the no-action letter issued by the staff of the Division of Investment Management of the SEC on September 27, 2013 with regard to our stock repurchase program, our board of directors waived its right to the award of 7,500 shares of restricted stock at the beginning of each three-year term of service on the board.
For a further description of the compensation paid to non-management directors for 2013, see “ — Compensation of Directors.”

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer, our two other most highly compensated executive officers as of the end of the fiscal year ended December 31, 2013, or Fiscal 2013, and an executive officer who departed prior to the end of Fiscal 2013. The table also sets forth information for the fiscal years ended December 31, 2011 and December 31, 2012, or Fiscal 2011 and Fiscal 2012. We refer to these executive officers as our “Named Executive Officers” or “NEOs” elsewhere in this proxy statement.

Name and Principal Positions(1)	Year	Salary ($)		Bonus ($)		Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation(14) ($)	Total ($)
Current NEOs
Keith Kennedy Executive Vice President, Managing Director, Chief Financial Officer and Treasurer	2013	375,000		—		—	50,000		—		11,040	436,040
	2012	375,000		375,000	(4)	775,250	—		—		10,374	1,535,624
Tod K. Reichert Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2013	375,000		—		—	50,000		—		12,522	437,522
	2012	364,635		625,000	(6)	775,250	—		—		58,696	1,823,581
	2011	273,213	(5)	—		243,850	47,000		—		12,505	576,568
Ehssan Peter Malekian Executive Vice President and Managing Director	2013	375,000		—		—	50,000		—		10,581	435,581
	2012	367,500		979,000	(7)	775,250	—		—		25,275	2,147,025
Former NEOs
B. Hagen Saville Former President and Chief Executive Officer	2013	525,000		—		—	50,000		—		12,522	587,522
	2012	498,734	(8)	127,068	(9)	1,329,000	272,932		3,519	(10)	33,693	2,264,946
	2011	466,649		—		311,960	356,688	(11)	428		6,052	1,141,822
Robert L. Marcotte Former Executive Vice President and Managing Director	2013	366,587	(12)	—		—	—		—		8,558	375,145
	2012	372,917		511,000	(13)	775,250	—		—		33,831	1,692,998
	2011	361,250		—		330,950	47,000		—		12,222	751,422
_______________

(1)
The titles noted in this table are each officer’s title as of December 31, 2013. Mr. Kennedy was appointed as President on March 6, 2014 and Chief Executive Officer on April 21, 2014. In addition, on March 6, 2014, Beverly Jane Alley was appointed as Interim Chief Financial Officer and Treasurer. Mr. Marcotte resigned from the Company effective as of December 20, 2013. Mr. Marcotte did not receive any payments, benefits or lapsing of forfeiture restrictions applicable to restricted stock awards in connection with his departure. In connection with the departure of B. Hagen Saville on April 21, 2014, we entered into a letter agreement with Mr. Saville setting forth the terms of his separation from the Company in accordance with his pre-existing agreement with us, see the section of this proxy statement entitled “Executive Compensation - Potential Termination and Change of Control Payments for Messrs. Kennedy, Reichert, Malekian and Saville.”

(2)
The amounts shown reflect the aggregate grant date fair value of the stock awards during Fiscal 2011, Fiscal 2012 and Fiscal 2013 computed in accordance with ASC Topic 718-Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123(R)-Share-Based Payment). These amounts reflect the total grant date fair value for these awards and do not correspond to the actual cash value that will be recognized by each of the Named Executive Officers when earned. The Named Executive Officers were not awarded any shares of restricted stock during Fiscal 2013. In connection with Mr. Marcotte’s departure from the Company on December 20, 2013, he forfeited an aggregate of 185,932 shares of restricted Company common stock. Executives are not entitled to receive dividends on performance-based shares until such time as the applicable performance conditions are met and the shares are earned. The assumptions used by us with respect to the valuation of restricted stock awards are set forth in Note 9-Share-Based Compensation to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The individual awards reflected in the summary compensation table are summarized below:

Name	Date of Award	Number of Shares Subject to Award (#)	Aggregate Grant-Date Fair Value Computed in Accordance with ASC 718 for Stock Awards Granted in Fiscal Year
			2011 ($)	2012 ($)	2013 ($)
Keith Kennedy	3/15/12	175,000	—	775,250	—
TOTAL			—	775,250	—

Tod K. Reichert	3/1/11 8/2/11 3/15/12	15,000 25,000 175,000	106,350 137,500 —	— — 775,250	— — —
TOTAL			243,850	775,250	—
Ehssan Peter Malekian	3/15/12	175,000	—	775,250	—
TOTAL			—	775,250	—

Name	Date of Award	Number of Shares Subject to Award (#)	Aggregate Grant-Date Fair Value Computed in Accordance with ASC 718 for Stock Awards Granted in Fiscal Year
			2011 ($)	2012 ($)	2013 ($)
B. Hagen Saville	3/1/11	44,000	311,960	—	—
	3/15/12	300,000	—	1,329,000	—
TOTAL			311,960	1,329,000	—
Robert L. Marcotte	3/1/11 8/3/11 3/15/12	35,000 15,000 175,000	248,150 82,800 —	— — 775,250	— — —
TOTAL			330,950	775,250	—

(3)
The amounts shown for Fiscal 2013 represent the amounts earned by each of the Named Executive Officers under the Solutions Capital GP, LLC Incentive Compensation Program in 2013. The amount shown for Fiscal 2012 represents the annual incentive cash bonus award paid to Mr. Saville during March of Fiscal 2013 for the achievement of specified performance objectives during Fiscal 2012. The bonus paid to Mr. Saville for 2012 was reduced by the amount earned by him under the Solutions Capital GP, LLC Incentive Compensation Program in 2012. The amounts shown for Fiscal 2011 represent LTIP Cash Bonus payments in connection with the achievement of the $7.00 share price threshold under our 2009 Long-Term Incentive Program.

(4)	Represents an annual cash bonus for Fiscal 2012 of $375,000.

(5)
Represents the sum of the pro-rated portion of Mr. Reichert’s annual base salary for his service as Chief Securities and Governance Counsel, Chief Compliance Officer and Corporate Secretary from January 1, 2011 through August 1, 2011 and the pro-rated portion of his annual base salary for his service as General Counsel, Chief Compliance Officer and Corporate Secretary from August 2, 2011 through year-end.

(6)	Includes (i) an inducement bonus of $250,000 and (ii) an annual cash bonus for Fiscal 2012 of $375,000.

(7)
Includes (i) an inducement bonus of $500,000, (ii) an annual cash bonus for Fiscal 2012 of $365,000 and (iii) a cash payment of $114,000, which was paid in two equal installments on each of March 31, 2012 and September 30, 2012, pursuant to the terms and conditions of our 2011 Retention Program.

(8)
Represents the sum of the pro-rated portion of Mr. Saville’s annual base salary for his service as President and Chief Operating Officer from January 1, 2012 through October 31, 2012 and the pro-rated portion of his annual base salary for his service as President and Chief Executive Officer from November 1, 2012 through year-end.

(9)	Represents a discretionary bonus paid to Mr. Saville for 2012 performance.

(10)
In November 2012, Mr. Saville was paid $101,199 as a distribution of an accumulated balance in connection with the termination of the deferred compensation plan, together with $3,519 of above-market earnings on compensation that was deferred, which is the portion of the interest that exceeds 120% of the applicable federal long-term rate, with compounding.

(11)
Includes an LTIP Cash Bonus payment of $202,000 awarded in connection with the achievement of the $7.00 share price threshold under our 2009 Long-Term Incentive Program and $154,688 paid to Mr. Saville for 2011 SBIC performance.

(12)	Represents Mr. Marcotte’s annual base salary from January 1, 2013 through December 20, 2013.

(13)
Includes (i) an annual cash bonus for Fiscal 2012 of $365,000 and (ii) a cash payment of $146,000, which was paid in two equal installments on each of March 31, 2012 and September 30, 2012, pursuant to the terms and conditions of our 2011 Retention Program.

(14)	“All Other Compensation” for Fiscal 2011, Fiscal 2012 and Fiscal 2013 includes the following:

Name	Year	Separation Benefits ($)	401(k) Employer Matching Contributions ($)	Life Insurance Premiums ($)	Accrued Vacation Pay ($)	Other ($)	Total ($)
Keith Kennedy	2013	—	7,650	1,140	—	2,250	11,040
	2012	—	7,500	1,092	—	1,782	10,374
Tod K. Reichert	2013	—	7,650	2,622	—	2,250	12,522
	2012	—	7,500	2,662	45,294	3,240	58,696
	2011	—	7,350	1,725	—	3,430	12,505
Ehssan Peter Malekian	2013	—	7,650	681	—	2,250	10,581
	2012	—	7,500	1,047	14,478	2,250	25,275
B. Hagen Saville	2013	—	7,650	2,622	—	2,250	12,522
	2012	—	—	2,732	27,721	3,240	33,693
	2011	—	—	2,622	—	3,430	6,052
Robert L. Marcotte	2013	—	1,406	4,902	—	2,250	8,558
	2012	—	7,500	2,732	21,349	2,250	33,831
	2011	—	7,350	2,622	—	2,250	12,222

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding awards made to our Named Executive Officers during the year ended December 31, 2013:

Name	Type of Award (1)	Award Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
			Threshold ($)	Target ($)	Maximum ($)
Current NEOs
Keith Kennedy	SICP	1/1/13(2)	0	(2)	(2)
	AIBP	3/19/13(3)	0	375,000	412,500
Tod K. Reichert	SICP	1/1/13(2)	0	(2)	(2)
	AIBP	3/19/13(3)	0	375,000	412,500
Ehssan Peter Malekian	SICP	1/1/13(2)	0	(2)	(2)
	AIBP	3/19/13(3)	0	375,000	412,500
Former NEOs
B. Hagen Saville	SICP	1/1/13(2)	0	(2)	(2)
	AIBP	3/19/13(3)	0	525,000	577,500
Robert L Marcotte	SICP	1/1/13(2)	0	(2)	(2)
	AIBP	3/19/13(3)	0	375,000	412,500
_________________

(1)	Type of Award:

SICP = SBIC Incentive Compensation Program

AIBP = Annual Incentive Cash Bonus Plan

(2)
Solutions Capital G.P., LLC, or Solutions GP, is a wholly-owned subsidiary of MCG and 1% owner of Solutions Capital I, L.P., our subsidiary licensed by the United States Small Business Administration, or the SBA, to operate as a small business investment company, or SBIC, under the Small Business Investment Act of 1958, as amended. The Named Executive Officers who serve on the board of managers of Solutions GP participate in the Solutions Capital GP, LLC Incentive Compensation Program, or Incentive Program, which was approved as part of the licensure process of Solutions Capital I, L.P. with the SBA. The purpose of the Incentive Program is to appropriately incentivize and economically motivate such individuals to provide meaningful assistance to Solutions GP in connection with the successful management, operation and oversight of Solutions Capital I, L.P. Each year, the Incentive Program may yield a bonus pool based on “success fees” that are derived from SBIC investment exit transactions. The criterion for success is an internal rate of return on an investment of greater than 7% and any success fee is based on the original size of the investment, as follows: (i) less than $3.0 million = $100,000; (ii) between $3.0 million and $5.0 million = $150,000; and (iii) above $5.0 million = $200,000. If qualifying SBIC investment exit transactions occur in any given year, the pool is then allocated 50% to the individuals who serve on the board of managers of Solutions GP and 50% to other staff who work on SBIC matters. Any allocation or distributions are typically credited against any bonus paid by MCG to applicable employees, meaning the bonuses paid by MCG in any given year, if any, are reduced by the amounts earned by each employee, including the Named Executive Officers under the Incentive Program. See “Executive Compensation - Compensation Discussion and Analysis - Elements of Compensation and 2013 Compensation Decisions - Solutions Capital GP, LLC Incentive Compensation Program” for a discussion of this program.

(3)
The 2013 Annual Incentive Cash Bonus Plan provided for the potential payment of cash bonuses, upon the attainment of certain key strategic measures and goals. Each participant in the 2013 Annual Incentive Cash Bonus Plan was assigned a potential target cash bonus amount equal to 100% of his annual base salary. The five strategic goals under the 2013 Annual Incentive Cash Bonus Plan were assigned weights of 5% to 35% and milestones within each specified strategic goal were scaled from 50% to 110%, such that achievement of the 100% level within each of the five strategic goals could result in full payment of the specified target bonus for each individual. Performance below the minimum threshold for a category would result in a zero payment for that category and performance above the maximum threshold for a category would result in a score of no more than 110% for such category. See “Executive Compensation - Compensation Discussion and Analysis - Elements of Compensation and 2013 Compensation Decisions - Annual Incentive Cash Bonus” for a discussion of this program.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END
The following table sets forth information regarding outstanding awards of restricted stock held by our Named Executive Officers as of December 31, 2013:

Name	Stock Awards Number of Shares of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock That Have Not Vested(2) ($)
Current NEOs
Keith Kennedy	175,000(3)	770,000
Tod K. Reichert	188,114(4)	827,702
Ehssan Peter Malekian	181,616(5)	799,111
Former NEOs
B. Hagen Saville	(6)	(6)
Robert L. Marcotte	(7)	(7)

___________________

(1)	No restricted stock awards have been transferred.

(2)
The market value of shares of stock for which forfeiture restrictions had not lapsed was determined based on the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013, which was $4.40.

(3)
175,000 of these shares of common stock are subject to a restricted stock agreement dated March 15, 2012, pursuant to which the forfeiture restrictions lapse as to 100% of the shares subject to this award on March 14, 2016.

(4)
3,744 of these shares of common stock are subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter, 9,370 of these shares of common stock are subject to a restricted stock agreement dated August 2, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on September 30, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter and 175,000 of these shares of common stock are subject to a restricted stock agreement dated March 15, 2012, pursuant to which the forfeiture restrictions lapse as to 100% of the shares subject to this award on March 14, 2016.

(5)
6,616 of these shares of common stock are subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter and 175,000 of these shares of common stock are subject to a restricted stock agreement dated March 15, 2012, pursuant to which the forfeiture restrictions lapse as to 100% of the shares subject to this award on March 14, 2016.

(6)
In connection with Mr. Saville’s departure from the Company on April 21, 2014, Mr. Saville and the Company entered into a letter agreement that set forth the terms of his separation from the Company in accordance with his pre-existing employment agreement with the Company. Under such letter agreement, Mr. Saville was entitled to, among other things, full and immediate lapsing of forfeiture conditions of 308,250 shares of time-vesting restricted stock.

(7)
On December 2, 2013, we accepted the resignation of Robert L. Marcotte from his position as Executive Vice President and Managing Director, effective as of December 20, 2013. In connection with Mr. Marcotte’s departure, he forfeited an aggregate of 185,932 shares of restricted Company common stock.

FISCAL 2013 STOCK VESTED
The following table sets forth information regarding shares of restricted stock held by our Named Executive Officers for which forfeiture restrictions lapsed during the fiscal year ended December 31, 2013:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Current NEOs
Keith Kennedy	0	0
Tod K. Reichert	10,004	48,595
Ehssan Peter Malekian	6,628	32,196
Former NEOs
B. Hagen Saville	11,000	53,433
Robert L. Marcotte	6,564	32,886
___________________

(1)	Value realized upon vesting is based on the closing sale price of our common stock on each applicable vesting date.
FISCAL 2013 NONQUALIFIED DEFERRED COMPENSATION
In 2000, we created a deferred compensation plan for key executives that enabled eligible employees to defer a portion of their salary and bonus to an unfunded deferred compensation plan that we managed. Our managing directors and executive officers were eligible to participate in the deferred compensation plan. Contributions to the deferred compensation plan earned interest at a rate of 2.0% over our internal cost of funds rate, as defined by the plan. The plan became effective on October 1, 2000. Our board of directors approved the termination of the deferred compensation plan effective as of December 1, 2011. The final balances under the deferred compensation plan were paid out during 2012.
Employment, Severance and Change of Control Arrangements
Employment Agreements with Keith Kennedy, Tod K. Reichert and Ehssan Peter Malekian.
We entered into severance agreements, collectively the Employment Agreements, with each of Keith Kennedy (March 5, 2014) and Tod K. Reichert (August 2, 2011). The Employment Agreement with Mr. Kennedy was amended in April 2014 to clarify the circumstances that would qualify as termination events. The Employment Agreement with Mr. Reichert was amended in March 2014 to clarify the amount payable to Mr. Reichert in the event of a qualifying termination. We have no agreement with Mr. Malekian, who is eligible for benefits under the 2011 Severance Pay Plan.
Mr. Marcotte resigned from the Company effective as of December 20, 2013. Prior to his resignation, Mr. Marcotte was eligible for participation in the 2011 Severance Pay Plan; however, his resignation from the Company rendered him ineligible for benefits under such plan. In addition, in connection with his departure, Mr. Marcotte forfeited an aggregate of 185,932 shares of restricted Company common stock.
In connection with the departure of B. Hagen Saville on April 21, 2014, we entered into a letter agreement with Mr. Saville setting forth the terms of his separation from the Company in accordance with his pre-existing agreement with us.
Term
Under the terms of the Employment Agreements with Messrs. Kennedy and Reichert, the employment of each executive with us is “at will” for the period commencing on the date of their employment and ending on the date on which such employment is terminated.
Salary, Bonus and Benefits
For Fiscal 2013, the annual base salary for each of Messrs. Kennedy, Reichert, Malekian and Marcotte was set at $375,000 and each executive was eligible to receive an annual bonus determined by our board of directors or the Compensation Committee. In connection with the promotion of Keith Kennedy to President and Chief Executive Officer on April 21, 2014, Mr. Kennedy’s annual base salary was increased to $525,000. For Fiscal 2013, Mr. Saville received an annual base salary of $525,000.
In March 2014, Messrs. Kennedy, Reichert, Malekian and Saville all received bonuses of $50,000 for SBIC performance under the Solutions Capital GP, LLC Incentive Compensation Program.
Each executive is entitled to participate in all benefit plans and programs that we establish and make available to our employees to the extent that he is eligible under, and subject to the provisions of, the plan documents governing those programs.

Payments Upon Resignation by the Executive Without Good Reason or Termination by Us for Cause
Under the Employment Agreements, if the employment of any of Messrs. Kennedy or Reichert is terminated by us for cause or by the executive other than for good reason (each as defined in the applicable Employment Agreement), the terminated executive will receive all amounts of compensation accrued under the applicable Employment Agreement but unpaid as of the termination date, including base salary, bonuses or incentive compensation for the previous (but not current) fiscal year, vacation pay, reimbursable expenses and any previously deferred compensation. In addition, each executive will forfeit any shares of restricted stock as to which the forfeiture restrictions have not lapsed.
Payments Upon Termination by Reason of Death or Disability
If the employment of any of Messrs. Kennedy or Reichert is terminated due to death or disability, the terminated executive will receive his accrued compensation and an amount equal to the annual bonus he would have been entitled to receive for the fiscal year in which his termination of employment occurs, pro-rated and calculated at target. In addition, with respect to Messrs. Kennedy and Reichert, the restrictions with respect to the shares of restricted common stock subject to outstanding restricted stock awards will lapse and the shares of common stock subject to such awards shall immediately and fully become non-forfeitable. Under the 2011 Severance Pay Plan, in the event of Mr. Malekian’s death, his beneficiaries would be paid nine months base salary in a lump sum on the 60th day following his death. Under the terms of a restricted stock agreement with Mr. Malekian dated March 15, 2012, in the event that his employment is terminated due to death or disability, a ratable percentage of the shares subject to the award shall become non-forfeitable shares.
Payments Upon Termination Without Cause or Resignation for Good Reason
If the employment of Messrs. Kennedy or Reichert is terminated by us other than for cause, death or disability, or if any of Messrs. Kennedy or Reichert terminates his employment with us for good reason, then such separated executive will receive all of his accrued compensation, severance pay equal to 1.5 times his then-current base salary and 1.5 times his target annual bonus, full and immediate lapsing of forfeiture restrictions with respect to all of his shares of restricted stock, and a continuation of the then-current health coverage for himself and any eligible dependents for a maximum of 18 months from his date of termination. Under the 2011 Severance Pay Plan, if the employment of Mr. Malekian is terminated by us other than for cause, or if Mr. Malekian terminates his employment with us for good reason, Mr. Malekian would be eligible for nine months of continuing separation pay, healthcare continuation benefits and lapsing of forfeiture provisions with respect to shares of restricted stock (based on years of service with MCG). Under the terms of restricted stock agreement with Mr. Malekian dated March 15, 2012, upon any termination of his employment for any reason other than for cause or by Mr. Malekian for good reason, any such event shall trigger full and immediate lapsing of the forfeiture restrictions with respect to all of his shares of restricted stock subject to such award.
Payments Upon Termination in Connection with a Change of Control
Each of Messrs. Kennedy and Reichert receives the same consideration under a change of control that he would receive if his employment is terminated by us other than for cause, death or disability, or if he terminates his employment with us for good reason. Mr. Malekian receives the same consideration under a change of control that he would receive if his employment is terminated by us other than for cause, or if Mr. Malekian terminates his employment with us for good reason.
If Messrs. Kennedy or Reichert receive payments in the event of a change in control and such payments become subject to excise tax under Section 4999 of the Internal Revenue Code, then we will reduce the payments that he receives to avoid the imposition of such excise tax.
Non-Competition, Non-Solicitation and Proprietary Information
Under the terms of his noncompetition and confidentiality agreement, during the term of employment of Mr. Malekian with us and (i) for ninety days thereafter, he has agreed not to engage in any business or activity that competes with products, services or businesses of the Company, or (ii) for one year thereafter, he has agreed not recruit or hire any of the Company’s employees, or solicit the Company’s clients and certain prospective clients. Under the terms of the Employment Agreements with Messrs. Kennedy and Reichert, during the term of their respective periods of employment with us and for 18 months thereafter, each of Messrs. Kennedy and Reichert has agreed not to recruit or hire any of the Company’s employees, or solicit the Company’s clients and certain prospective clients. The Employment Agreements with each of Messrs. Kennedy and Reichert, and the noncompetition and confidentiality agreement with Mr. Malekian, requires that each executive protect our confidential information both during and after the term of his employment with us.
Separation Arrangement with B. Hagen Saville
In connection with the departure on April 21, 2014 of B. Hagen Saville, our former Chief Executive Officer, we entered into a letter agreement with Mr. Saville that sets forth the terms of his separation from the Company in accordance with his pre-existing employment agreement with the Company. Consistent with his employment agreement and other plans of the Company, Mr. Saville will receive (i) his accrued and unpaid base salary and unreimbursed business expenses, in each case accrued through April 21, 2014; and (ii) full and immediate lapsing of forfeiture conditions in respect of 308,250 shares of time-vesting restricted stock. Mr. Saville will also receive a severance amount of $2,100,000, representing an amount equal to two times the sum of his current base salary and his target annual bonus, payable in installments over the 24-month period following April 21, 2014. MCG will also pay the employer’s portion of the insurance benefits for continuation of Mr. Saville’s participation in the Company’s group medical, dental and hospitalization plans for a period following April 21, 2014.
Potential Termination and Change of Control Payments for Messrs. Kennedy, Reichert, Malekian and Saville
The following table describes the potential payments, benefits and lapsing of forfeiture restrictions applicable to restricted stock awards under our Employment Agreements with each of Messrs. Kennedy and Reichert. We have no agreement in place with Mr. Malekian, who is eligible for benefits under the 2011 Severance Pay Plan. Mr. Marcotte resigned from the Company effective as of December 20, 2013. Mr. Marcotte did not receive any payments, benefits or lapsing of forfeiture restrictions applicable to restricted stock awards in connection with his departure. The following table also describes the actual payments, benefits and lapsing of forfeiture restrictions applicable to restricted stock awards in connection with the departure of Mr. Saville on April 21, 2014. The amounts shown below assume that the (i) termination of each executive is effective as of December 31, 2013 and (ii) Employment Agreement signed with Mr. Kennedy, along his adjusted base salary in connection with his promotion to President and Chief Executive Officer on April 21, 2014, were in effect prior to December 31, 2013. Actual amounts payable to each Named Executive listed below upon his termination can only be determined definitively at the time of each Named Executive’s actual departure.

Name	Benefit	Voluntary Termination or Termination for Cause ($)	Termination for Death or Disability ($)		Termination Without Cause or Resignation for Good Reason Other Than in Connection with a Change of Control ($)		Change of Control ($)
Current NEOs
Keith Kennedy	Accrued Obligations
	Vacation	—	—		—		—
	Severance Benefits
	Salary	—	—		787,500		787,500
	Bonus	—	525,000	(2)	837,500		837,500
	Insurance/Healthcare Benefits	—	—		19,108	(3)	19,108	(3)
	Excise Tax Payment	—	—		—		N/A
	Accelerated Equity Awards
	Vesting on Termination(1)	—	770,000	(4)	770,000	(5)	770,000	(5)
	TOTAL	—	1,295,000		2,414,108		2,414,108
Tod K. Reichert	Accrued Obligations
	Vacation	—	—		—		—
	Severance Benefits
	Salary	—	—		562,500		562,500
	Bonus	—	375,000	(2)	612,500		612,500
	Insurance/Healthcare Benefits	—	—		19,108	(3)	19,108	(3)
	Excise Tax Payment	—	—		—		N/A
	Accelerated Equity Awards
	Vesting on Termination(1)	—	827,702	(4)	827,702	(5)	827,702	(5)
	TOTAL	—	1,202,702		2,021,810		2,021,810
Ehssan Peter Malekian	Accrued Obligations
	Vacation	—	—		—		—
	Severance Benefits
	Salary	—	281,250	(9)	281,250	(10)	281,250	(10)
	Bonus	—	50,000		50,000		50,000
	Insurance/Healthcare Benefits	—	—		8,928	(10)	8,928	(10)
	Excise Tax Payment	—	—		—		N/A
	Accelerated Equity Awards
	Vesting on Termination(1)	—	336,875	(6)	791,872	(7)(10)	791,872	(8)(10)(11)
	TOTAL	—	668,125		1,132,050		1,132,050
Former NEO
B. Hagen Saville	Accrued Obligations
	Vacation	—	—		—		—
	Severance Benefits
	Salary	—	—		1,050,000	(12)	—
	Bonus	—	—		1,050,000	(12)	—
	Insurance/Healthcare Benefits	—	—		25,477	(13)	—
	Excise Tax Payment	—	—		—		—
	Accelerated Equity Awards
	Vesting on Termination(1)	—	—		1,368,400	(14)	—
		—	—		3,493,877		—
___________________

(1)	Based on the last sale price of MCG common stock on December 31, 2013, or $4.40 per share.

(2)
Represents an amount equal to the Named Executive Officer’s annual bonus for the fiscal year in which his termination of employment occurs, pro-rated and calculated at target. For more information relating to compensation earned by our Named Executive Officers, see the section of this proxy statement entitled “Executive Compensation — Summary Compensation Table.”

(3)
Represents amounts payable over 18 months for each of Messrs. Kennedy and Reichert for continuation of coverage for medical, dental and hospitalization benefits for each Named Executive Officer and his family members subject to the Named Executive’s reemployment with comparable healthcare benefits. The value is based upon the type of insurance coverage we carried for each Named Executive officer as of December 31, 2013 and is valued at the premiums in effect on December 31, 2013.

(4)
With respect to Messrs. Kennedy and Reichert, represents full and immediate lapsing of forfeiture restrictions with respect to all of their shares of restricted stock. For more information concerning restricted stock awards held by our Named Executive Officers, see the section of this proxy statement entitled “Executive Compensation — Outstanding Equity Awards at Fiscal 2013 Year-End.”

(5)
Represents full and immediate lapsing of forfeiture restrictions with respect to all of the Named Executive Officer’s shares of restricted stock. For more information concerning restricted stock awards held by our Named Executive Officers, see the section of this proxy statement entitled “Executive Compensation — Outstanding Equity Awards at Fiscal 2013 Year-End.”

(6)
Under the terms of a restricted stock agreement with the Named Executive Officer dated March 15, 2012, in the event that the Named Executive Officer’s employment terminates for disability or by reason of the Named Executive Officer’s death, a percentage of the shares subject to the award, based on the aggregate number of shares divided by that number of shares that would have become non-forfeitable had the restrictions lapsed with respect to the shares subject to the award equally over 16 calendar quarters - measured from the date of award through the most recently completed quarter-end prior to the date of termination of employment as a result of disability or by reason of the Named Executive Officer’s death, shall become non-forfeitable shares.

(7)
Under the terms of a restricted stock agreement with the Named Executive Officer dated March 15, 2012, upon any termination of the Named Executive Officer’s employment (i) by MCG for any reason other than for cause or (b) by the Named Executive Officer for good reason, any such event shall trigger full and immediate lapsing of the forfeiture restrictions with respect to all of the Named Executive Officer’s shares of restricted stock subject to such award.

(8)
Under the terms of a restricted stock agreement with the Named Executive Officer dated March 15, 2012, a change of control shall trigger full and immediate lapsing of the forfeiture restrictions with respect to all of the Named Executive Officer’s shares of restricted stock subject to such award.

(9)	Under the 2011 Severance Pay Plan, in the event of Mr. Malekian’s death, his beneficiaries would be paid nine months base salary in a lump sum on the 60th day following his death.

(10)
Under the 2011 Severance Pay Plan, Mr. Malekian would be eligible for nine months of continuing separation pay, healthcare continuation benefits and lapsing of forfeiture provisions with respect to shares of restricted stock (based on years of service with MCG).

(11)
Assumes that Mr. Malekian is immediately terminated in connection with the change of control. Pursuant to the terms of certain of our restricted stock agreements with Mr. Malekian, the forfeiture restrictions lapse with respect to the shares of common stock subject to such agreements if, within 365 calendar days after the date of a change of control, Mr. Malekian’s employment with the acquiring company is terminated (i) by the acquiring company for any reason other than for cause or (ii) by Mr. Malekian for good reason.

(12)	Represents payments to be made to Mr. Saville under the terms of his employment agreement in connection with his departure from the Company on April 21, 2014.

(13)
Represents amounts payable over 24 months for continuation of coverage for medical, dental and hospitalization benefits for Mr. Saville and his family members subject to his reemployment with comparable healthcare benefits. The value is based upon the type of insurance coverage we carried for Mr. Saville as of his separation date and is valued at the premiums in effect on such date.

(14)
Represents full and immediate lapsing of forfeiture restrictions with respect to all of the Named Executive Officer’s shares of restricted stock (other than shares of restricted stock for which forfeiture restrictions lapse based on the achievement of performance milestones). For more information concerning restricted stock awards held by our Named Executive Officers, see the section of this proxy statement entitled “Executive Compensation — Outstanding Equity Awards at Fiscal 2013 Year-End.”

Compensation of Directors
2013 Director Compensation
Our board of directors approved the following compensation structure for our non-employee directors during the year ended December 31, 2013:
Payment of Retainer Fee; Reimbursement of Travel and Other Expenses. During the year ended December 31, 2013, each non-employee director received an annual retainer of $100,000, with no additional amounts paid to the (i) Non-Employee Chairman of the Board or (ii) Audit Committee, Compensation Committee, Investment and Valuation Committee and Nominating and Corporate Governance Committee Chairs or Members.
All retainer amounts were paid quarterly during Fiscal 2013 in arrears. Non-employee directors also received reimbursement for reasonable travel and other expenses in connection with attending meetings of our board of directors during Fiscal 2013.
Award of Restricted Stock Upon Appointment or Election. In 2006, the SEC granted an order authorizing us to award restricted shares of our common stock to our non-employee directors. Under the Amended and Restated 2006 Non-Employee Director Restricted Stock Plan, which we refer to as the 2006 Director Plan, non-employee directors each received an award of 7,500 shares of restricted stock at the beginning of each three-year term of service on our board of directors. Forfeiture provisions lapse as to one-third of the shares awarded each year over the three-year term. In connection with the no-action letter issued by the staff of the Division of Investment Management of the SEC on September 27, 2013 with regard to the Company’s stock repurchase program, our board of directors waived its right to the award of 7,500 shares of restricted stock at the beginning of each three-year term of service on the board.
Compensation of Employee Directors. No director who is also an employee receives separate compensation for services rendered as a director. Mr. Saville was the only director who, during 2013, was also our employee. The compensation of Mr. Saville is set forth under the headings “Executive Compensation” and “Employment, Severance and Change of Control Arrangements.”

FISCAL 2013 DIRECTOR COMPENSATION
The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(4) ($)	Total ($)
Kim D. Kelly	100,000	37,575(2)(3)	137,575
Richard W. Neu	100,000	37,575(2)(3)	137,575
Kenneth J. O’Keefe	100,000	—	100,000
Gavin Saitowitz	100,000	—	100,000
___________________

(1)
The fees earned by the non-employee directors in Fiscal 2013 represent the amount of the annual retainer. No additional amounts were paid to the (i) non-employee chairman of the board or (ii) audit committee, compensation committee, investment and valuation committee and nominating and corporate governance committee chairs or members.

(2)
On May 29, 2013, the date of our 2013 annual meeting of stockholders, we awarded 7,500 shares of our restricted common stock to each of Ms. Kelly and Mr. Neu. With respect to Ms. Kelly and Mr. Neu, the restrictions with respect to such shares are scheduled to lapse in three equal annual installments commencing on March 31, 2014, provided each of Ms. Kelly and Mr. Neu is a member of the board on the date on which their respective forfeiture provisions are scheduled to lapse. During Fiscal 2013, we recognized an aggregate of $17,682 of compensation expense for the restricted common stock awarded to Ms. Kelly and Mr. Neu, calculated in accordance with ASC 718.

(3)
Amount reflects the aggregate grant date fair value of the stock awarded during Fiscal 2013, in accordance with ASC 718. This amount reflects the total grant date expense for these awards and does not correspond to the actual cash value that will be recognized by Ms. Kelly and Mr. Neu when earned. The assumptions used by us with respect to the valuation of restricted stock awards are set forth in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)	The following table shows the aggregate number of shares of restricted stock for which forfeiture restrictions had not yet lapsed for each non-employee director as of December 31, 2013:

Name	Aggregate Number of Shares Subject to Outstanding Restricted Stock Awards (#)
Kim D. Kelly	7,500
Richard W. Neu	10,000
Kenneth J. O’Keefe	5,000
Gavin Saitowitz	5,000
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the compensation committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
By the Compensation Committee of the Board of Directors of MCG Capital Corporation:
Kenneth J. O'Keefe (Chairperson)
Kim D. Kelly
Gavin Saitowitz
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2013, the compensation committee consisted of Kenneth J. O’Keefe, who served as chairman, Kim D. Kelly and Gavin Saitowitz. No member of our compensation committee had any relationship with us during Fiscal 2013 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
During Fiscal 2013, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that had one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our compensation committee have ever been an employee of MCG.
Narrative Disclosure of Our Compensation Policies and Practices as They Relate to Risk Management
We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.
In view of the current economic and financial environment, the Compensation Committee and our board of directors undertook to review our compensation programs to assess whether any aspect of the programs would encourage any of our employees to take any unnecessary or inappropriate risks that could threaten the value of the Company. We have designed our compensation programs to reward our employees for achieving annual and long-term financial and business results.

We recognize that the pursuit of these objectives could lead to behavior that could weaken the link between pay and performance, and, therefore, the correlation between the compensation delivered to our employees and the return realized by our stockholders. Accordingly, we have designed our executive compensation program to mitigate these possibilities and to ensure that our compensation practices and decisions are consistent with our risk profile. These features include the following:

•	the financial performance objectives of our annual cash incentive program were consistent with budgeted objectives that are reviewed and approved by the board of directors;

•	bonus payouts under our annual cash incentive program were not based solely on corporate performance, but also require achievement of individual performance objectives;

•	the maximum bonus payout for any employee is capped at a specified percentage of each employee’s annual base salary, regardless of actual performance results;

•
annual cash bonuses are paid after the end of the fiscal year to which the bonus payout relates so that the impact of the employee’s performance on the Company’s long-term business results can be established;

•	the Company has adopted a policy on the recoupment of incentive compensation (clawback policy) in the event of a material restatement; and

•	awards are not contractual entitlements; the awards are reviewed by the Compensation Committee and the board of directors and can be modified at their discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
The following table sets forth information regarding beneficial ownership of our common stock as of April 1, 2014 by:

•
each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock as of such date, based on currently available Schedules 13D and 13G filed with the SEC;

•	each of our directors (which includes our nominee);

•
our chief executive officer, our principal financial officer, our two other most highly compensated current executive officers as of the end of the fiscal year ended December 31, 2013, and an executive officer who departed prior to the end of Fiscal 2013, who we refer to in this proxy statement as our Named Executive Officers; and

•	all of our directors and executive officers as a group.
The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is c/o MCG Capital Corporation, 1001 19th Street North, 10th Floor, Arlington, Virginia 22209. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.
There were, as of April 1, 2014, approximately 117 holders of record and 20,115 beneficial holders of our common stock.

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)	Dollar Range of Equity Securities Beneficially Owned by Directors(2)(3)
Holders of more than 5% of our Common Stock:
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	6,230,493	9.2%	N/A
BlackRock Inc.(5) 40 East 52nd Street New York, NY 10022	4,638,279	6.9%	N/A
Independent Directors:
Kim D. Kelly(6)	112,061	*	over $100,000
Kenneth J. O’Keefe(7)	45,198	*	over $100,000
Gavin Saitowitz(8)	116,000	*	over $100,000
Interested Director:
Richard W. Neu(9)	296,079	*	over $100,000
Named Executive Officers (which includes one nominee):
Keith Kennedy(10)	177,000	*	N/A
Ehssan Peter Malekian(11)	255,327	*	N/A
Robert L. Marcotte	182,210	*	N/A
Tod K. Reichert(12)	289,592	*	N/A
B. Hagen Saville	1,050,784	1.6%	over $100,000
All Directors and executive officers as a group (10 persons)(13)	2,554,348	3.8%
___________________
*    Less than 1% of our outstanding common stock.

(1)	Applicable percentage of ownership for each holder is based on 67,745,235 shares of common stock outstanding on April 1, 2014.

(2)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act. None of the reported shares held by our directors or Named Executive Officers are pledged as security.

(3)
The dollar range of our equity securities beneficially owned is calculated by multiplying the closing price of our common stock as reported on The NASDAQ Global Select Market on April 1, 2014, times the number of shares beneficially owned.

(4)
Information is based on a Schedule 13G/A filed with the SEC on February 10, 2014, and is as of December 31, 2013. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to as the Funds. In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries, collectively, “Dimensional,” possess voting and/or investment power over the securities of MCG that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of MCG held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)	Information is based on a Schedule 13G filed with the SEC on January 29, 2014, and is as of December 31, 2013.

(6)	Includes 5,000 shares of restricted common stock that are subject to forfeiture provisions.

(7)	Includes 2,500 shares of restricted common stock that are subject to forfeiture provisions.

(8)
Includes shares of common stock owned by Springbok Capital Onshore, LLC, a Delaware limited liability company, or Springbok LLC, and Mr. Gavin Saitowitz, a managing member of Springbok LLC, in his capacity as managing member and individually.

As of the close of business on April 1, 2014, Springbok LLC beneficially owned 100,000 shares of common stock and Gavin Saitowitz beneficially owned 16,000 shares of common stock individually, including 15,000 restricted shares of common stock awarded to Mr. Saitowitz by us in connection with his role as a non-employee director, 2,500 shares of which are subject to forfeiture provisions. As indicated in a Schedule 13D filed with the SEC on November 20, 2008, as amended and supplemented by Amendment No. 8 filed on May 20, 2011 (“Amendment No. 8”), by Springbok LLC, Gavin Saitowitz and certain other related and non-related parties, Springbok LLC and Gavin Saitowitz previously filed as a group with such other parties regarding their holdings of our securities. However, Amendment No. 8 was an exit filing, as this larger group’s holdings decreased below 5%, and the language of the filing indicated that the group would not file further amendments to the Schedule 13D either individually or as a group. Subsequently, the group members terminated their mutual agreement and no longer have any rights with respect to other non-related group members’ securities; as a result, securities held by any other former group members not related to Gavin Saitowitz are not included herein.

(9)	Includes 5,000 shares of restricted common stock that are subject to forfeiture provisions.

(10)	Includes 175,000 shares of restricted common stock that are subject to forfeiture provisions.

(11)	Includes 179,959 shares of restricted common stock that are subject to forfeiture provisions.

(12)	Includes 185,613 shares of restricted common stock that are subject to forfeiture provisions.

(13)	See footnotes 6 through 12 above. Includes 30,097 shares of common stock beneficially owned by Beverly Jane Alley.

Equity Compensation Plan Information
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	895,735	N/A	1,445,006
Equity compensation plans not approved by security holders	—	—	—
Total	895,735	$4.55	1,445,006
___________________

(1)
Includes restricted stock awarded in connection with the termination of our stock option plan in 2001 and restricted stock awards pursuant to our Amended and Restated 2006 Employee Restricted Stock Plan and the Amended and Restated 2006 Non-Employee Director Restricted Stock Plan for which forfeiture provisions had not lapsed as of December 31, 2013. Holders of these restricted shares have all the rights of common stockholders in connection with these shares of restricted stock, including the right to vote the shares and to receive dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS;
POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
1940 Act Compliance
We have procedures in place for the review, approval and monitoring of transactions involving us and certain persons related to us. As a BDC, the 1940 Act restricts us from participating in transactions with any persons affiliated with us, including our officers, directors, and employees and any person controlling or under common control with us.
In the ordinary course of business, we enter into transactions with portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented policies and procedures whereby our officers screen each of our transactions in advance for any possible affiliations, close or remote, between the proposed portfolio investment, us, companies controlled by us and our employees and directors.
We will not enter into any agreements unless and until we are satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, that we have taken appropriate actions to seek board review and approval or exemptive relief for such transaction. Our board of directors reviews these procedures on an annual basis.
Code of Business Conduct and Ethics
Our code of business conduct and ethics, which is signed by all employees and directors, requires that all employees and directors act in the best interests of MCG and refrain from engaging in any activity or having a personal interest that presents a conflict of interest, which occurs when a personal interest interferes, or appears to interfere, with the interests of MCG or prevents one from performing their Company duties and responsibilities honestly, objectively and effectively.
Pursuant to the code of business conduct and ethics, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to our general counsel and chief compliance officer. Our nominating and corporate governance committee is charged with periodically reviewing and monitoring compliance with our code of business conduct and ethics.
We have posted a current copy of our code of business conduct and ethics on our website, which is located at www.mcgcapital.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select Market listing standards concerning any amendments to, or waivers from, any provision of the code.
Related Person Transaction Policy
In March 2009, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel and chief compliance officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairperson of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.
We will disclose the terms of related person transactions in our filings with the SEC to the extent required. Other than as set forth below, since January 1, 2013, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described above.
Related Person Transaction
On April 21, 2014, we entered into a consulting agreement with B. Hagen Saville, our former Chief Executive Officer, pursuant to which Mr. Saville serves as a director of certain of our portfolio companies and as an officer and manager on the board of managers of Solutions Capital G.P., LLC. As compensation under the consulting agreement, we pay Mr. Saville $25,000 per calendar quarter for his services. In addition, Mr. Saville is eligible for his pro rata allocation of the incentive pool available for distribution under the Solutions Capital GP, LLC Incentive Compensation Program, for which he received $50,000 for 2013. We also reimburse Mr. Saville for any reasonably documented, out-of-pocket expenses relating to the performance of the services under this agreement. The consulting agreement is terminable by either party on thirty (30) days’ prior written notice.

PROPOSAL TWO
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board Recommendation
Our board of directors recommends a vote “FOR” the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.
The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although stockholder approval of the board of directors’ selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our board of directors will reconsider its appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.
Ernst & Young LLP has advised us that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in us or our subsidiaries.
Auditors’ Fees
The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed for each of the last two fiscal years:

Fee Category	Fiscal Year Ended December 31, 2013 ($)	Fiscal Year Ended December 31, 2012 ($)
Audit Fees(1)	713,015	725,191
Audit-Related Fees(2)	34,592	36,860
Tax Fees(3)	5,150	—
All Other Fees(4)	—	—
Total Fees(5)	752,757	762,051
___________________

(1)
Audit fees include fees for services that normally would be provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements and that generally only the independent registered public accounting firm can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.

(2)
Audit-related fees are assurance related services that traditionally are performed by the independent registered public accounting firm, such as attest services that are not required by statute or regulation, and which are not reported under “Audit Fees.”

(3)	Tax fees include corporate and subsidiary compliance and consulting.

(4)	Fees for other services would include fees for products and services other than the services reported above.

(5)	All fees set forth above were approved by our audit committee.
Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the audit committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the audit committee. However, in urgent cases, the audit committee chair may pre-approve audit and non-audit services (other than prohibited non-audit services), provided that the audit committee chair reports any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered accounting firm to management.
The audit committee has determined that the rendering of the services other than audit services currently being provided by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Report of the Audit Committee
The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2013 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.
The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.
Our independent registered public accounting firm also provided the audit committee with written disclosures and a letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the audit committee concerning independence and has discussed with the independent auditor the independent auditor’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.
By the Audit Committee of the Board of Directors of MCG Capital Corporation:

Kim D. Kelly (Chairperson)
Kenneth J. O'Keefe
Gavin Saitowitz

PROPOSAL THREE
AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Board Recommendation
Our board of directors recommends a vote “FOR” the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.
The advisory vote on executive compensation is a non-binding vote on the compensation of our “Named Executive Officers,” as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement. The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our board of directors, or our compensation policies as they relate to risk management. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to hold the advisory vote on executive compensation at least once every three years. Immediately following our 2011 Annual Meeting, we announced that our stockholders had indicated a preference for annual advisory votes on executive compensation, and that we would follow that clear stockholder preference and conduct annual advisory votes.
At the 2011, 2012 and 2013 Annual Meetings, we provided our stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers as disclosed in the proxy statements for such meetings, and our stockholders approved the proposal with more than 96%, 88% and 93%, respectively, of the votes cast in favor. At the 2011 Annual Meeting, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our Named Executive Officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views it as a good corporate governance practice, and because at our 2011 Annual Meeting more than 87% of the votes cast were in favor of an annual advisory vote, we again are asking our stockholders to approve the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.
In deciding how to vote on this proposal, our board of directors encourages you to read the Compensation Discussion and Analysis section beginning on page 17 for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions.
As you weigh your advisory vote on this proposal please consider the following:

•	we implemented a freeze on base salaries for all NEOs during 2013;

•	we made no equity awards to the executive management team during 2013;

•	in the spirit of a pay-for-performance structure, allocated 50% of total target compensation as “at-risk” compensation for the Named Executive Officers during 2013; and

•
we placed an emphasis on aligning short-term incentive awards with our annual operating financial objectives for each of the NEOs under our 2013 Annual Incentive Cash Bonus Plan, by providing for the potential payment of cash bonuses upon the achievement of five key financial metrics and strategic goals. The Company’s performance with respect to each of these metrics was below target, resulting in no annual incentive cash bonus awards for each of the NEOs.

The vote under this Proposal No. 3 is advisory, and therefore not binding on us, our board of directors or our Compensation Committee. However, our board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.
Our board of directors recommends that stockholders vote for the following resolution pursuant to this Proposal No. 3:
RESOLVED, that the stockholders of MCG Capital Corporation approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.

Vote Required
The affirmative vote of the holders of a majority in voting power of the outstanding shares of common stock represented at the Annual Meeting and voting on this proposal is required to approve this proposal, provided a quorum is present in person or by proxy. Because your vote is advisory, it will not be binding on our board of directors. However, our board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.
STOCKHOLDER PROPOSALS
In order to be included in the proxy materials for our 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholders’ proposals must be received by us at our principal executive offices no later than December 24, 2014.
Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to us not later than February 27, 2015.
In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the previous year’s annual meeting. However, in the event the 2015 annual meeting of stockholders is scheduled to be held on a date more than thirty days prior to or delayed by more than sixty days after such anniversary date, in order to be timely, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or if the first public announcement of the date of such annual meeting is less than one hundred days prior to the date of such annual meeting, the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made. Our bylaws also specify requirements relating to the content of the notice that stockholders must provide, including a stockholder nomination for election to the board of directors, to be properly presented at the 2015 annual meeting of stockholders.
Notices of intention to present proposals at the 2015 annual meeting should be addressed to Tod K. Reichert, our Corporate Secretary, MCG Capital Corporation, 1001 19th Street North, 10th Floor, Arlington, Virginia 22209. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to MCG Capital Corporation, 1001 19th Street North, 10th Floor, Arlington, Virginia 22209, Attention: Tod K. Reichert, Corporate Secretary, telephone: (703) 247-7552. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS
Our board of directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL
Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 3, 2014, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO TOD K. REICHERT, CORPORATE SECRETARY, MCG CAPITAL CORPORATION, 1001 19TH STREET NORTH, 10TH FLOOR, ARLINGTON, VIRGINIA 22209. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.
PLEASE VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE AS PROVIDED IN THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
By Order of the Board of Directors,
Tod K. Reichert
Corporate Secretary
Arlington, Virginia
April 30, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K are available at http://investor.mcgcapital.com/2014AnnualMeeting.cfm.

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MCG CAPITAL CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2014
The undersigned, revoking all prior proxies, hereby appoints Keith Kennedy and Tod K. Reichert, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of MCG Capital Corporation held of record by the undersigned on April 3, 2014 at the Annual Meeting of Stockholders to be held on May 28, 2014 at 10:00 a.m., local time, at Le Méridien Arlington, 1121 19th Street North, Arlington, Virginia 22209, and any adjournments or postponements thereof. The undersigned hereby directs Messrs. Kennedy and Reichert to vote in accordance with their best judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE OF OUR BOARD OF DIRECTORS UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND, IN THE DISCRETION OF MESSRS. KENNEDY AND REICHERT, ON ANY OTHER ITEMS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.
(Continued and to be signed on the reverse side)

MCG CAPITAL CORPORATION 1001 19TH STREET NORTH 10TH FLOOR ARLINGTON, VA 22209
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

MCG CAPITAL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:

1. Election of Directors				.
Nominees:	FOR	AGAINST	ABSTAIN
1a. Keith Kennedy	☐	☐	☐

2. The ratification of the selection by the Audit Committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.				FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Advisory vote to approve the compensation of our named executive officers.				FOR ☐	AGAINST ☐	ABSTAIN ☐

Note: To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please indicate if you plan to attend this meeting	YES ☐	NO ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date